UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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The Children’s Place, Inc.
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April 17, 2025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of The Children’s Place, Inc. (referred to in this Proxy Statement as “we”, “The Children’s Place” or the “Company”) will be held at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 7, 2025, at 8:30 a.m. (Eastern), for the following purposes:

1.	To elect six members (the “Directors”) of the Board of Directors (the “Board”), each to serve for a one-year term;

2.	To ratify the selection of BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm for fiscal 2025;

3.	To approve an amendment to the Company’s Charter to eliminate the prohibition against stockholders acting by written consent without a stockholder meeting;

4.	To approve an amendment to the Company’s Charter to provide stockholders the right to fill vacancies on the Board in any circumstance;

5.	To approve an amendment to the Company’s Charter to make certain housekeeping amendments; and

6.	To conduct an advisory vote to approve the compensation (“Say-on-Pay”) of the Company’s named executive officers (the “NEOs”).

Shareholders of record at the close of business on April 8, 2025 (the “Record Date”) are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your proxy card. You may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote and/or to attend the Annual Meeting.

By order of the Board of Directors,

Jared E. Shure
Chief Administrative Officer, General Counsel and Corporate Secretary
The Children’s Place, Inc.

500 Plaza Drive
Secaucus, New Jersey 07094

2025 PROXY STATEMENT	I

SUMMARY OF SHAREHOLDER VOTING MATTERS

The Children’s Place is sending you this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. The below summary highlights key information contained in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement and the accompanying Annual Report before you vote.

At our Annual Meeting at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 7, 2025, at 8:30 a.m. (Eastern), shareholders are being asked to vote on the following matters:

Proposal	Board Vote Recommendation	Page Reference
1. Election of Six Members of the Board of Directors	FOR each Nominee	39
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	40
3. Approval of Amendment to Charter to eliminate to prohibition against stockholders acing by written consent without a stockholder meeting	FOR	42
4. Approval of Amendment to Charter to provide stockholders the right to fill vacancies on the Board in any circumstance	FOR	45
5. Approval of Amendment to Charter to make certain housekeeping amendments	FOR	47
6. Say-on-Pay – Advisory Vote on NEO Compensation	FOR	50

2025 PROXY STATEMENT	1

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Our Corporate Governance Framework

The Board strongly believes that good corporate governance accompanies and aids our long-term business success.

Corporate Governance Policies and Practices

Board and Committee Independence

●	Director Independence Standards. The Board makes an annual independence determination concerning its Directors using guidelines established to assist the Board in making these determinations. These guidelines are contained in our Corporate Governance Guidelines and in our Related Person Transactions Policy and cover, among other things, employment, family, compensatory and business relationships, and relationships with our independent registered public accounting firm.

Our Board also makes an annual determination that: (i) all of the members of the Audit Committee are “independent” within the meaning of applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Securities and Exchange Commission (“SEC”) rules and regulations and NASDAQ listing standards, as well as the ISS’ independence guidelines for purposes of overseeing the Company’s information security risk management, and meet the “financial sophistication” requirement of NASDAQ rules; and (ii) all of the members of the Human Capital & Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.

As a result of the Change in Control, the Company is a “controlled company” within the meaning of Rule 5615(c)(1) of the Nasdaq Listing Rules, and the Board has chosen to rely on the controlled company exceptions under the Nasdaq Listing Rules that would otherwise require a majority Board and fully independent Human Capital and Compensation Committee and Corporate Responsibility, Sustainability and Governance Committee.

●	Executive Sessions of Directors. Executive sessions of Directors are an important governance practice because they enable our Directors to discuss matters such as strategy, succession planning, risk, senior executive performance and compensation, future agenda items, and Board and Committee priorities and effectiveness, all without management present.

Board Engagement

●	Limit the Number of Public Company Boards. Our Corporate Governance Guidelines limit the number of public company boards of directors (including our Company) on which our Directors may serve to four, for our non-employee Directors, and two (including our Company), for our CEO.

Board and Committee Oversight

●	Oversight Role of Board. The Board plays a fundamental role in overseeing the Company’s strategy, succession planning and risk management activities. In addition, the Board has charged each of our standing Committees with the responsibility for the oversight of the management of certain risks.

➢	Strategy. The Board reviews and evaluates the Company’s execution of its strategic initiatives, engages in reviews with senior management, conducts separate non-employee Director sessions without our CEO or other members of the Company management present during which the Company’s strategy is evaluated and discussed, and receives presentations throughout the year on important aspects of the implementation of these initiatives. These periodic presentations include a review of the progress on initiatives, and reports from specific departments such as finance, information technology, supply chain, real estate, human resources and legal.

➢	Succession Planning and Emergency Plans. CEO succession planning is a topic reviewed annually by our Board. On an annual basis, the Board typically engages in an in-depth review of the succession planning for the senior leaders of the Company’s management team. In addition, the Board reviews and evaluates of the skills

2	2025 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

and competencies needed to be possessed by potential CEO successors and has established a CEO emergency succession plan to prepare for unanticipated circumstances. The Board has a similar plan in place for the Executive Chairman of the Board.

➢	Risk Management. Our Board and its three standing Committees review and evaluate management’s activities concerning the identification, ranking, mitigation and monitoring of the major strategic, operational, financial, compliance and reputational risks we face in the course of our domestic and international business operations.

¡	Corporate Responsibility, Sustainability & Governance Committee. Our Corporate Responsibility, Sustainability & Governance Committee (“CRS&G Committee”) has the oversight responsibility for ESG and governance risks.

¡	Human Capital & Compensation Committee. Our Human Capital & Compensation Committee (“HC&C Committee”) has oversight responsibility for human capital management and compensation risk.

¡	Audit Committee. Our Audit Committee has oversight responsibility for financial and enterprise risks. In connection with the oversight of financial risk, the Audit Committee meets regularly, together and separately, with senior finance management, the head of internal control and the Company’s independent auditors. With respect to enterprise risk oversight, the Audit Committee receives reports on a regular basis concerning the activities of the Company’s Strategic Risk Committee (“SRC”), which is composed of members of the Company’s senior leadership team.

¡	Board of Directors. Our Board received regular reports during fiscal 2024 from the Chairs of the Corporate Responsibility, Sustainability & Governance, Human Capital & Compensation and Audit Committees. The Board meets periodically with members of the Company’s SRC to discuss risk identification and mitigation activities.

Ensuring Board Accountability

●	Shareholder Oversight. The Company’s governance practices provide for Board accountability to the Company’s shareholders through: (i) majority voting for Directors in uncontested elections; (ii) declassification of the Board by providing for the annual election of all Directors; (iii) the ability for 25% of our shareholders to call special meetings; and (iv) the elimination of super-majority voting requirements to amend our Charter and Bylaw provisions.

●	Proxy Access. Our Bylaws provide proxy access rights to our shareholders pursuant to which the Company will include the names of up to two Director nominees (or, if greater, that number equal to 20% of the Board) in our proxy materials proposed by a shareholder or a group of up to 20 shareholders who have continuously owned 3% or more of our Common Stock for three years or more.

Ensuring Management Accountability

●	Performance-Based Compensation. The Company has linked a substantial portion of the pay of its executives directly to the Company’s performance. As described in greater detail under the heading “Compensation Discussion & Analysis” beginning on page 12 below, in fiscal 2024 the Human Capital & Compensation Committee adhered to this pay-for-performance philosophy, and performance-based short-term and long-term incentives (cash and equity) comprise a significant component of our executives’ overall compensation.

●	Effective Performance Metrics. An important governance function is to measure progress in achieving strategic growth initiatives in an objective and quantitative manner, and to hold management accountable and reward success. In fiscal 2024, our Human Capital & Compensation Committee gave effect to this function through the adoption of performance metrics for the Company’s LTIP which directly measure progress in advancing our strategic growth initiatives, hold senior management accountable for financial and operational results over which they have more direct influence, and are key value creation drivers in the specialty retail industry.

2025 PROXY STATEMENT	3

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Board Leadership Structure

●	Separate Chairman and CEO. The Board selects the Company’s CEO and Chairman of the Board in the manner that it determines to be in the best interests of the Company’s shareholders. The Board has determined that having a Mithaq-nominated non-employee Director serve as Executive Chairman of the Board is in the best interests of the Company’s shareholders at this time. Our Board believes that this structure ensures a greater role for the Company’s controlling shareholder in the oversight of the Company and active participation of the controlling shareholder in setting Board and Committee agendas and establishing priorities.

●	Committee Chairs. Our Board’s leadership structure also includes experienced and involved Board Committee Chairs.

Established Policies Guide Governance and Business Integrity

●	Charters for Board Committees. Each of the CRS&G Committee, HC&C Committee and Audit Committee has a charter developed and maintained under the leadership of its Committee Chair. The Committee charters describe the purpose, responsibilities, structure and operations of each Committee. The HC&C Committee charter and the Audit Committee charter include the authority and responsibilities of each Committee under the applicable rules and regulations of the SEC and NASDAQ for controlled companies.

●	Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of market practices in corporate governance, the Board reviews these guidelines annually and updates these guidelines as appropriate.

●	Code of Business Conduct. The Company’s Code of Business Conduct is designed to promote the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Directors, officers (including its principal executive officer, principal financial officer and principal accounting officer) and employees.

●	Anti-Corruption Policy. The Company’s Anti-Corruption Policy requires compliance with all laws, domestic and foreign, prohibiting improper payments or inducements to any person, including government officials. The Anti-Corruption Policy provides guidance on the types of improper payments that the Company prohibits and how to recognize and deal with corruption, bribery, and other unethical conduct.

●	Insider Trading Policy; Prohibition on Hedging/Pledging of Common Stock. The Company’s Insider Trading Policy is designed to assist the Directors, officers (including our named executive officers (“NEOs”)) and employees to comply with insider trading laws and prevent even the appearance of improper insider trading. Our Insider Trading Policy prohibits trading in derivatives of our Common Stock, including puts and other financial derivatives, and also prohibits hedging and pledging of our Common Stock by any of our Directors, officers (including our NEOs) and employees in order to ensure that the interests of Directors, officers (including our NEOs) and employees align with those of our shareholders. For more information, see “Prohibition on Hedging/Pledging of Common Stock” on page 16 below.

●	Clawback Policy. The Company’s Clawback Policy applies to short term and long term incentive compensation and allows the Company to recover performance-based annual cash bonuses and stock awards granted under our LTIP from members of Company management, including our NEOs, in the event of certain occurrences, including the restatement of financial statements and other actions having a significant adverse impact on the Company.

●	Equity Award Grant Policy. The Company’s Equity Award Grant Policy governs the Company’s grant of equity and cash awards under the Company’s Fourth Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Plan”), helping to promote consistent administration and effective compliance for the Company’s equity and cash awards program. During fiscal 2023, we worked with our independent compensation consultant to update this policy in line with best practices.

4	2025 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Shareholders may view these documents on the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info —Governance Documents”.

Director Access to Management

●	Management Participation at Board Meetings. Topics are presented to the Board by members of Company management in an environment that encourages dialogue to develop between Directors and Company management. The Board’s direct access to management continues outside the boardroom during on-going discussions with our executives.

Shareholder Access to the Board of Directors

●	Communications to the Board of Directors. Shareholders may communicate directly with the Company’s non-employee Directors concerning proper and relevant topics by sending an e-mail to childrensplaceboard@childrensplace.com or by writing to Board of Directors, c/o Corporate Secretary, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

Consideration of Board Nominees

●	Nomination by Shareholders. The CRS&G Committee acts on behalf of the Board to recruit, consider the qualifications of and recommend to the Board nominees for election as Directors, including by our shareholders and candidates to be appointed by the Board to fill vacancies on the Board. Our Corporate Governance Guidelines provide that the CRS&G Committee will consider candidates recommended by shareholders and that there will be no differences in the manner in which it evaluates nominees recommended by shareholders, and nominees recommended by the CRS&G Committee and/or Company management.

Board of Directors and Board Committees

Board of Directors. The Board oversees the business, assets, affairs and performance of the Company. At the end of fiscal 2024, the Board had five Directors, with two independent Directors and one employee Director, our President and Interim CEO. Six board members have been nominated for election at the Annual Meeting.

Committees of the Board of Directors. The Board has three standing Committees: the Corporate Responsibility, Sustainability & Governance Committee, the Human Capital & Compensation Committee and the Audit Committee. The members of the Board’s Committees as of the end of fiscal 2024 were as follows:

Audit Committee	Corporate Responsibility, Sustainability & Governance Committee	Human Capital & Compensation Committee
Hussan Arshad (Chair)	Muhammad Asif Seemab (Chair)	Muhammad Asif Seemab (Chair)
Douglas Edwards	Hussan Arshad	Turki Saleh A. AlRajhi
Douglas Edwards

Following changes to the Board in early fiscal 2025, the members of the Board’s Committees are now as follows:

Audit Committee	Corporate Responsibility, Sustainability & Governance Committee	Human Capital & Compensation Committee
Hussan Arshad (Chair)	Douglas Edwards (Chair)	Muhammad Asif Seemab (Chair)
Douglas Edwards	Hussan Arshad	Turki Saleh A. AlRajhi
Rhys Summerton	Muhammad Asif Seemab	Hussan Arshad

2025 PROXY STATEMENT	5

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Attendance at Board and Committee Meetings

	Board of Directors	Audit Committee	Corporate Responsibility, Sustainability & Governance Committee	Human Capital & Compensation Committee
Meetings held in fiscal 2024 (in person and/or via video conference)	19	7	8	5
Attendance	All directors, all meetings	All members, all meetings	All members, all meetings	All members, all meetings

Audit Committee

The Audit Committee has oversight responsibility for the Company’s financial and enterprise risk management activities including financial reporting, internal controls and internal audit function, independent audits of the Company’s financial statements, cybersecurity and privacy, business continuity and disaster recovery, operational matters, including global supply chain, and legal compliance. For more information, see the Audit Committee Charter at the Company’s corporation website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info — Governance Documents” and the Fiscal 2024 Audit Committee Report beginning on page 8 below.

Corporate Responsibility, Sustainability & Governance Committee

The CRS&G Committee is responsible for overseeing the Company’s ESG risk management activities, including environmental initiatives, and social topics such as responsible sourcing in the Company’s global supply chain. This Committee is also charged with the oversight of the Company’s corporate governance policies and practices. For more information, see the CRS&G Charter at the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info — Governance Documents”.

Human Capital & Compensation Committee

The HC&C Committee has the oversight responsibility for the Company’s human capital management policies and practices. The HC&C Committee also is charged with the oversight of the Company’s executive compensation policies, practices and plans and associated risks. For more information, see the HC&C Charter at the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info — Governance Documents” and the HC&C Committee Report beginning on page 17 below.

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CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Fiscal 2024 Audit Committee Report

As stated in the Audit Committee Charter, a copy of which is available on the Company’s corporate website, http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info – Governance Documents,” the Audit Committee’s responsibility is one of oversight. It is the responsibility of Company management to establish and maintain a system of internal controls over financial reporting, to prepare consolidated financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles (“GAAP”), and to prepare other financial reports and disclosures. Our independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and to issue a report thereon. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of our independent registered public accounting firm. In addition to overseeing the preparation and integrity of our financial statements and our overall financial disclosure practices, the Audit Committee oversees the Company’s enterprise risk management activities.

At Audit Committee meetings in 2024, the Audit Committee met with the Company’s internal and independent auditors, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal controls over financial reporting, including management’s and EY’s reports thereon, the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed and discussed with management the Company’s audited consolidated financial statements for fiscal 2024, and met and held discussions with management, the Company’s independent registered public accounting firm and the head of the Company’s internal audit function (both with and without management present) regarding the fair and complete presentation of the Company’s financial results and discussed the significant accounting policies applied in the Company’s financial statements as well as alternative treatments. The Audit Committee also reviewed and discussed with management, the head of the Company’s internal audit function and the Company’s independent registered public accounting firm the reports required by Section 404 of the Sarbanes Oxley Act of 2002, namely, management’s annual assessment of the Company’s internal controls over financial reporting and the Company’s independent registered public accounting firm’s attestation report thereon. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or “PCAOB”. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2024 be included in our Annual Report on Form 10-K for such fiscal year for filing with the SEC.

The foregoing Audit Committee report has been submitted by the members of the Audit Committee: Hussan Arshad (Chair), Douglas Edwards and Rhys Summerton.

2025 PROXY STATEMENT	7

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Board Nominees for Directors

Biographical information for each candidate nominated for election at the Annual Meeting is set forth below.

Turki Saleh A. AlRajhi, 32 Executive Chairman Director Since 2024	Mr. AlRajhi serves as the Executive Chairman of the Board and as a member of the Human Capital & Compensation Committee. He is also the Chairman and Chief Executive Officer of Mithaq Holding Company and Managing Director of Mithaq Capital SPC, a limited investor private mutual fund registered with the Cayman Islands Monetary Authority. In these roles, he is responsible for drafting and executing the overall strategy, which includes making the capital allocation decisions and the selection and compensation of senior executives. He also serves on the boards of several Mithaq group entities. Prior to founding Mithaq, he was a Corporate Analyst in the Deal Advisory group of KPMG International Limited. Mr. AlRajhi is the Chairman of the Board of Trustees of Snowball Foundation, a Liechtenstein-based foundation providing donations and support globally to quality healthcare and education projects. Mr. AlRajhi holds a Bachelor of Finance and Banking from Dar Al Uloom University in the Kingdom of Saudi Arabia and completed the Value Investing Program from Columbia Business School in the United States of America. He aspires to master Chapters 8 and 20 of Prof. Benjamin Graham’s “The Intelligent Investor.”

Muhammad Asif Seemab, 42 Vice Chairman Director Since 2024	Mr. Seemab currently serves as the Vice Chairman of the Board, the Chair of the Human Capital & Compensation Committee and as a member of the Corporate Responsibility, Sustainability & Governance Committee. Mr. Seemab serves on the Board of Directors as well as a member of the Audit, Finance and Risk Committee, Governance & Nominating Committee and Human Resources & Compensation Committee of Aimia Inc. (TSX: AIM). He also serves on the boards of several Mithaq group entities. He is Managing Director of Mithaq Holding Company. From January 2012 until joining Mithaq Holding Company in January 2019 as Portfolio Manager, Mr. Seemab was an Associate in the Asset Management Group of Mohammed Ibrahim AlSubeaei & Sons Investment Company (MASIC), a family office based in Saudi Arabia that manages public equities, private equity funds, real estate funds and income-producing assets. Before moving to MASIC, he worked for Allied Bank Limited and Punjab Pension Fund in Pakistan. He previously spent four years in the audit assurance group at Ernst & Young. Mr. Seemab received his Bachelor of Commerce degree from Hailey College of Commerce at the University of Punjab in Lahore, Pakistan and is a Chartered Accountant and an associate member of The Institute of Chartered Accountants of Pakistan.

Hussan Arshad, 41 Independent Director Since 2024	Mr. Arshad currently serves as the Chair of the Audit Committee and as a member of the Human Capital & Compensation Committee. He is currently the Group Senior Manager for DP World, where he leads complex audits, manages a portion of the GIA Business audit portfolio, supervises auditing teams, and provides advice to business management on best internal control practices and procedures. Mr. Arshad has previously held positions in various organizations, including Ernst & Young, and as a Senior Manager of Operational Audits with Bell Canada Enterprise. Mr. Arshad is a member of the Chartered Professional Accountants of Canada and the Institute of Chartered Accountant of Pakistan and England and Wales. He is also a Certified Internal Auditor in the United States.

8	2025 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Douglas Edwards, 67 Independent Director Since 2024	Mr. Edwards currently serves as a member of the Audit Committee and the Chair of the Corporate Responsibility, Sustainability & Governance Committee. Mr. Edwards served as the Executive Vice President and Deputy General Counsel at Wells Fargo, responsible for the Global Commercial and Securities Division. Prior to his tenure at Wells Fargo, Mr. Edwards he served in various roles in the First Union Corporation and Wachovia Corporation Legal Divisions. Prior to that role, he had worked at the Buffalo law firm of Hodgson, Russ, Andrews, Woods & Goodyear, where he focused on commercial litigation with specialties in bankruptcy litigation and representation of financial institutions. Mr. Edwards earned his B.A. from the University of Virginia in 1979, an M.A. in history from the University of Kentucky in 1985 and a J.D., cum laude, from the University of Buffalo in 1985.

Rhys Summerton, 48 Independent Director Since 2025	Mr. Summerton is the founder and investor at Milkwood Capital, a long-term, value oriented, global investment company, based in the UK. Since establishing the fund in 2014, Rhys has successfully driven value realization across a range of investments through disciplined capital allocation and strategic decision-making. Before founding Milkwood, Rhys was Managing Director and Global Head of Emerging Market Equity Research at Citigroup, leading the firm’s top-ranked research franchise. A Chartered Accountant, he began his career with Ernst & Young. Rhys serves on the boards of various listed and unlisted companies mostly where Milkwood Capital has influence.

Muhammad Umair, 39 Director Since 2024	Mr. Umair currently serves of our President and Interim Chief Executive Officer. Mr. Umair formerly served as Senior Advisor for Origin Funding Partners, a trade finance fund, where he was responsible for credit, recovery, and due diligence. Prior to joining Origin Funding Partners, Mr. Umair held positions in various organizations, including Head of Advisory at Armacom and Senior Auditor at Ernst & Young. He is a Chartered Accountant and associate member of the Institute of Chartered Accountants of Pakistan and England and Wales. Mr. Umair has more than 16 years of financial and commercial experience, including investment management, corporate advisory, operational and financial due diligence and audit.

2025 PROXY STATEMENT	9

EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our executive officers as of April 8, 2025:

Name	Age	Position
Muhammad Umair	39	President and Interim Chief Executive Officer, Director
Claudia Lima-Guinehut	46	Brand President
Jared E. Shure	44	Chief Administrative Officer, General Counsel & Corporate Secretary
Laura Lentini	61	Chief Accounting Officer

The biography of Mr. Umair is set forth above under the heading “Corporate Governance at The Children’s Place – Board Nominees for Directors.”

Claudia Lima-Guinehut, 46 Brand President	Claudia Lima-Guinehut rejoined the Company in September 2024. In her prior tenure at The Children’s Place from 2014 to 2023, Ms. Lima-Guinehut served in roles of increasing responsibility, most recently as Senior Vice President, Global Merchandising and Strategic Partnerships, a role in which she was responsible for creating and delivering product strategies for all brands across multiple channels of distribution, as well as leading operations for wholesale and international franchise businesses. Prior to that, she was Director of International Merchandising for Destination Maternity from 2011 until 2014 and held roles across merchandising and product design functions at Zara, Camuto Group, Ralph Lauren and Fifth & Pacific Companies. More recently, Ms. Lima-Guinehut has served as Executive Vice President and Chief Merchandising Officer of Claire’s Holdings LLC from June 2023 to August 2024. In her current role as Brand President, Ms. Lima-Guinehut is responsible for overseeing all customer-facing activities across the Company’s family of brands, and will be responsible for design, sourcing, merchandising, brand marketing, planning, allocation and the Company’s wholesale and international businesses. Ms. Lima-Guinehut earned her BS in Marketing from New York University and her SIPA MBA from Columbia University.

Jared Shure, 44 Chief Administrative Officer, General Counsel & Corporate Secretary	Jared E. Shure joined the Company in 2018 as Vice President, Assistant General Counsel. During his tenure, he has assumed roles of increasing responsibility, including being appointed Deputy General Counsel in 2019, General Counsel and Corporate Secretary in 2021, and more recently, Chief Administrative Officer in 2024. In his current role, Mr. Shure leads all areas of the legal and human resources teams including board governance and administration, and oversees responsible sourcing and enterprise risk. Mr. Shure has more than 18 years of business and legal experience. Prior to joining the Company, he was a Vice President & Corporate Counsel at Kate Spade & Company and a Vice President & Deputy General Counsel at Tapestry, Inc. following its acquisition of Kate Spade. Mr. Shure began his legal career as a mergers & acquisitions associate at Paul, Weiss, Rifkind, Wharton & Garrison LLP and O’Melveny & Myers LLP. Mr. Shure earned his BS in Business Administration from the University of North Carolina and his JD from Cornell Law School.

10	2025 PROXY STATEMENT

EXECUTIVE OFFICERS

Laura Lentini, 61 Chief Accounting Officer	Laura Lentini joined the Company in October 2024 and has more than 30 years of accounting and finance experience. Prior to joining the Company, Ms. Lentini was Senior Vice President/Corporate Controller and the principal accounting officer of Capri Holdings Limited (formerly Michael Kors Holdings Limited) (“Capri”), which she joined in April 2004. Prior to joining Capri, Ms. Lentini served as Senior Vice President/Corporate Controller at Kasper ASL, Ltd. (“Kasper”) from February 2001 to April 2004. Prior to joining Kasper, Ms. Lentini served as Corporate Controller at McNaughton Apparel Group, Inc. (“McNaughton”) from February 1994 to February 2001 and also was Acting Chief Financial Officer at McNaughton from July 1996 to March 1997. Ms. Lentini began her career in public accounting and auditing at KPMG Peat Marwick. Ms. Lentini earned her BS in Accounting from Marymount Manhattan College, and is a CPA.

As previously announced, Jane Elfers, former President and Chief Executive Officer, departed from the Company on May 20, 2024; Maegan Markee, former Brand President, departed from the Company on June 14, 2024; and Sheamus Toal, former Chief Operating Officer and Chief Financial Officer, departed from the Company on December 14, 2024. Prior to each such respective departure date, Mses. Elfers and Markee, and Mr. Toal were executive officers of the Company.

2025 PROXY STATEMENT	11

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

ELEMENTS OF COMPENSATION PROGRAM

Components of Compensation

Our executive compensation program has historically consisted of four basic elements:

Base salary
Annual performance-based cash bonus opportunity
Long-term incentive equity awards (time-based and performance-based)
Employee benefits and perquisites

Base Salary

Purpose. The HC&C Committee intends that base salary provide a reasonable, competitive level of fixed compensation based on responsibilities, skills and experience.

Our HC&C Committee reviews base salary benchmarking information provided by their independent compensation consultant on an annual basis. The base salaries of our NEOs are generally +/- 10% of the median of our Peer Group and our industry. We believe that setting salaries in this range mitigates the incentive that might otherwise exist for an executive to support short-term focused or higher-risk business strategies if fixed compensation was set substantially below the median.

Annual Performance-Based Cash Bonus Opportunity

Purpose. Historically, our annual bonus plan rewarded performance over a one-year period against a financial performance measure pre-established by the HC&C Committee. In prior years, this measure was adjusted operating income.

In fiscal 2024, the HC&C Committee did not set targets in May as it normally does due to the uncertainty regarding the business following Mithaq’s acquisition of more than 50% of the outstanding shares of Common Stock of the Company, which resulted in the transition of the governance of the Company following the change of control. In light of the inability to set business metrics in fiscal 2024, to evaluate the performance of our CEO and other NEOs and members of senior management, the Committee considered their performance during fiscal 2024 and their partnership with the Board, our CEO and other senior leaders in executing on changes in the strategic direction of the Company that resulted from the change in control and further changes in leadership.

Terms of Annual Bonus Plan. Historically, the HC&C Committee would assign our executives, including our NEOs but excluding our interim CEO, a bonus target opportunity expressed as a percentage of base salary (for our NEOs, excluding our interim CEO, ranging from 35% of base salary to 75% of base salary). In prior years, these formula-driven cash payouts could have ranged from zero, if the Company performance fell below an adjusted operating income threshold, to 100% of bonus opportunity, if the adjusted operating income target was met, and up to a maximum of 200% of the target bonus opportunity, if performance exceeded the target.

12	2025 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Annual Cash Bonus for Fiscal 2024. As mentioned above, following fiscal 2024, the HC&C Committee decided to exercise their right to modify the 2024 Management Bonus Plan and to evaluate the performance of our CEO and other NEOs and members of senior management, the Committee considered their performance during fiscal 2024 and their partnership with the Board, our CEO and other senior leaders in executing on changes in the strategic direction of the Company that resulted from the change in control and further changes in leadership, with an emphasis on retention of key talent. Cash bonuses for fiscal 2024 for our NEOs are as set forth below:

Name	Title	Bonus Amounts
Muhammad Umair(1)	President & Interim Chief Executive Officer	$300,000
Claudia Lima-Guinehut(2)	Brand President	$200,000
Jared Shure	Chief Administrative Officer, General Counsel	$200,000
Laura Lentini(3)	Chief Accounting Officer, Interim Chief Financial Officer	$ 40,000

(1)	Mr. Umair was appointed the Company’s President and Interim Chief Executive Officer on May 20, 2024. Mr. Umair’s bonus for fiscal 2024 is based on his start date, among other considerations.

(2)	Ms. Lima-Guinehut was appointed the Company’s Brand President on September 9, 2024. Ms. Lima-Guinehut’s bonus for fiscal 2024 is based on her start date, among other considerations.

(3)	Ms. Lentini joined the Company on October 7, 2024 as Chief Accounting Officer. On December 14, 2024, Ms Lentini was named Interim Chief Financial Officer. Ms. Lentini’s bonus for fiscal 2024 is based on her start date and changing responsibilities during the fiscal year, among other considerations.

Long-Term Incentive Equity Awards

Purpose. The HC&C Committee uses performance-based equity as a reward for the contribution to our performance, including the progress made on our strategic growth initiatives, and to align the interests of members of our senior leadership team with those of our shareholders. Time-based equity is used to provide for retention, thereby promoting stability of our senior leadership team, and to reward our senior leadership team.

Types of Awards. During fiscal 2024, we granted time-based and performance-based awards to members of our senior leadership team, including the NEOs, under our LTIP. As with other elements of our executive compensation, based on data surveyed by the HC&C Committee’s independent compensation consultant and reviewed with the HC&C Committee, we believe that the award date value of these equity awards in fiscal 2024 were generally within the range of our Peer Group and our industry. These awards consisted of time-based restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”).

For fiscal 2024, the HC&C Committee granted LTIP equity awards for senior leadership team members comprised of 33% TRSUs and 67% PRSUs. The TRSUs have a one-year vesting schedule, while the PRSUs have an equal annual vesting over year 2 and year 3, respectively. The PRSU performance metrics utilize the Adjusted Free Cash Flow for the Company. See “Performance-Based Stock Awards—PRSU Performance Metrics” beginning on page 14 below.

The HC&C Committee determines whether the TRSUs and/or PRSUs are settled in shares of Common Stock, in cash equal to the fair market value of such shares at the time of vesting, or part in shares of Common Stock and part in cash. To date, all awards under our LTIP have been settled in shares of Common Stock. We typically award equity once each fiscal year, as well as in connection with certain new-hire awards and promotions. As of February 1, 2025 (the end of fiscal 2024), there were 278,400 shares of Common Stock available for grant under our Fourth Amended and Restated 2011 Equity Incentive Plan.

Time-Based Stock Awards. The TRSUs awarded in fiscal 2024 are subject to a one-year vesting schedule. The recipient must be employed by the Company on the applicable vesting date to receive the vesting shares. The one-year vesting period underscores the retentive focus of this award program.

Mindful to avoid “pay for failure,” generally, the HC&C Committee requires that TRSUs provide for forfeiture if the awardee leaves the Company voluntarily or is terminated by the Company without cause.

2025 PROXY STATEMENT	13

EXECUTIVE AND DIRECTOR COMPENSATION

Performance-Based Stock Awards. The PRSUs awarded in fiscal 2024 are subject to a 2-year vesting schedule, starting with the second year of the applicable award. Our fiscal 2024 PRSUs tie payouts directly to Company performance based on pre-established performance metrics over the performance period of fiscal 2025 for vesting year 2, and the performance period of fiscal 2026 for vesting in year 3.

PRSU Performance Metrics. The HC&C Committee selected performance metrics for our fiscal 2024 PRSUs that aligned to our then current strategic priorities, as they believe adjusted free cash flow will help drive shareholder value creation during this period. These metrics were set at a time when tradition performance metrics would be challenging to use given the in-process changes in the strategic direction of the Company that created a lack of financial visibility as to the results of such changes. Eligible members of our senior leadership team, including our NEOs, may earn from 0% to 200% of their target 2024 PRSUs based on the following metrics:

Performance Metric (weighting)	Rationale for Selection
Adjusted Free Cash Flow for Fiscal Year (100%)

●  Adjusted Free Cash Flow shall mean the Company’s cash flow from operations minus (i) capital expenditures and/or (ii) the unusual or non-recurring items, each as approved by the Compensation Committee.

●  First added within fiscal year 2024

●  Given the asset-light nature of the business where no regular material capital expenditure is needed beyond investment in digital infrastructure and other one-off capital projects, the HC&C Committee believes the adjusted free cash flow metric is appropriate to compensate management.

Future LTIP Performance Goals. While the Company discloses performance metrics and their weighting for outstanding PRSUs, the Company does not disclose performance targets for PRSUs, other than performance targets related to PRSUs which have vested, because to do so would disclose material non-public and/or competitively sensitive information.

2021 PRSU Award. Following the close of Fiscal 2023, on February 13, 2024, as a result of the Change in Control, and in accordance with the terms and conditions of the 2011 Equity Plan, all performance shares granted but unvested had performance criteria eliminated and such performance shares automatically convert into service-based performance shares that vested in April 2025.

Non-GAAP Financial Measures

The Company uses non-GAAP results to measure operating performance, including to measure performance for purposes of the Company’s incentive compensation. Adjusted financial measures are non-GAAP measures and are not intended to replace GAAP financial information. The Company believes that the unusual and non-recurring items excluded as non-GAAP adjustments do not reflect the performance of its core business and that providing supplemental disclosure to investors in the form of adjusted financial measures facilitates comparisons of the past and present performance of its core business.

Employee Benefits and Perquisites

The Company provides its senior leadership team (including the NEOs) with the same employee benefits other employees receive, including health insurance coverage. In addition, they also receive group long-term disability coverage, an opportunity to participate in our voluntary deferred compensation plan, an opportunity to purchase supplemental disability coverage, and certain other modest perquisites. Any personal income taxes due as a result of these perquisites are the responsibility of the recipients, as we do not provide tax gross-ups (other than in connection with certain standard relocation expenses).

The Company uses severance guidelines. These guidelines are designed to offer our employees fair and adequate replacement income based upon market practice. In general, all of the members of our senior leadership team (including the NEOs, other than Mr. Umair) participate under the same severance guidelines that are applied to other employees.

14	2025 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION PROCESS AND POLICIES

Setting Compensation

In setting compensation for our CEO and the other NEOs, our HC&C Committee takes into account multiple objective and position-specific factors, including:

●	the nature and scope of each executive’s responsibilities;

●	each executive’s experience, performance and contribution to the Company and its strategic growth initiatives;

●	comparative compensation data for executives in similar positions at companies participating in a retail survey conducted by an independent third-party consulting firm, as described below, and at companies in our Peer Group;

●	the Company’s performance;

●	prior equity awards and potential future earnings from equity awards;

●	retention needs; and

●	other factors the HC&C Committee deems relevant.

The HC&C Committee annually reviews with its independent compensation consultant total compensation, and its individual components, at the 25th, 50th and 75th percentile levels paid to executives in similar positions at specialty retailers (including companies in our Peer Group) by reference to an industry-wide retail survey prepared by an independent survey provider to understand where the compensation our HC&C Committee sets falls relative to market practice. The HC&C Committee utilizes this data as a reference point, along with the other factors outlined above, in determining whether an executive’s total compensation opportunity is likely to provide sufficient incentive, motivation and retention. The HC&C Committee also uses this data to determine whether an executive’s total compensation opportunity properly reflects the executive’s role and scope of responsibilities relative to similarly situated executives of companies in the retail survey and our Peer Group. We do not use this data as a single determinative factor, but rather as an external check and reference point to verify that our executive compensation programs are reasonable and competitive.

The HC&C Committee has the authority to retain the services of compensation consultants to provide it with recommendations, advice and information on various compensation matters, including the Company’s compensation of the CEO, the Company’s other executive officers and non-employee Directors. Acting in the capacity of an independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”) advises the HC&C Committee with respect to the Company’s compensation policies and practices, the design and implementation of executive compensation plans and programs, and such other matters as the HC&C Committee may direct. FW Cook provides the HC&C Committee with benchmarking data concerning the compensation paid to senior executives and non-employee directors by companies in the Company’s peer group and the retail industry. FW Cook works directly with the HC&C Committee and its Chair, and meets with the Committee in executive sessions. FW Cook does not provide any services to the Company. The HC&C Committee has determined that FW Cook is independent and does not have any conflict of interest in its dealings with the HC&C Committee. The HC&C Committee made this determination, in part, by reviewing and considering the factors set out by the applicable rules and regulations of the SEC and NASDAQ covering independence, conflicts of interest and compensation advisors.

2025 PROXY STATEMENT	15

EXECUTIVE AND DIRECTOR COMPENSATION

Peer Group

The HC&C Committee regularly reviews the members of our Peer Group with the assistance of its independent compensation consultant. The review is guided by the following principles: (i) comparable business content (i.e. specialty retailers); (ii) company size (range of 0.5x to 2.0x the Company’s annual revenue); (iii) statistical reliability; (iv) executive talent sources; (v) competition for investor capital; and (vi) overall reasonableness. The HC&C Committee approved the following 13 companies as the members of our peer group during fiscal 2024 (the “Peer Group”):

Fiscal 2024 Peer Group
Abercrombie & Fitch	G-III Apparel Group
American Eagle Outfitters	Guess?
Buckle	Lands’ End
Caleres	Oxford Industries
Carter’s	Tilly’s
Designer Brands	Zumiez
Genesco

Stock Ownership Guidelines and Holding Requirements

In order to ensure that the interests of our senior leadership team (including our CEO and the other NEOs) and the members of our Board are properly aligned with those of our shareholders, upon the recommendation of the HC&C Committee, the Board adopted stock ownership guidelines for our non-employee Directors and senior leadership team. The HC&C Committee reviews the equity ownership of those individuals subject to this guideline on an annual basis to determine compliance with the Company’s stock ownership guidelines and holding requirements. Under these guidelines, unvested PRSUs do not count as stock earned. The ownership multiples under the guidelines are as follows:

Individual	Ownership Multiple
Chief Executive Officer	5x Base Salary
Brand President, CFO & Senior Vice Presidents	3x Base Salary
Non-Employee Directors	5x Annual Cash Retainer

Also under our guidelines, our CEO, the other NEOs and the other members of our senior leadership team are required to retain 67% of the net shares (after withholding taxes) acquired upon the vesting of PRSUs and TRSUs until the date on which he or she satisfies (and, for any and all periods of time during which he or she fails to maintain) the relevant ownership guideline multiple set forth above.

Prohibition on Hedging/Pledging of Common Stock

Company policy prohibits all Directors, officers (including our CEO and the other NEOs) and employees from engaging in hedging and pledging, as well as trading in derivatives, of our Common Stock, including puts and other financial derivatives, to ensure that the interests of our Directors, officers and employees are aligned with those of our shareholders. Shareholders may view the Company’s Insider Trading Policy (which includes the foregoing prohibition on hedging and pledging of the Company’s Common Stock) on the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info — Governance Documents”.

16	2025 PROXY STATEMENT

HUMAN CAPITAL & COMPENSATION COMMITTEE REPORT

The Human Capital & Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion & Analysis and, based on such review and discussion, recommended to our Board that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2024 and in this Proxy Statement.

The foregoing Human Capital & Compensation Committee report has been submitted by the members of the Human Capital & Compensation Committee: Muhammad Asif Seemab (Chair), Turki Saleh A. AlRajhi and Hussan Arshad.

2025 PROXY STATEMENT	17

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the compensation of the Company’s NEOs, including the Company’s CEO (our principal executive officer), the Company’s CFO (our principal financial officer) and the other most highly compensated executives who were designated by the Board as “executive officers” of the Company, for fiscal 2024, 2023 and 2022, as applicable.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus		Stock Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Muhammad Umair(4) President and Interim Chief Executive Officer	2024	$437,500		$—	$1,125,600		$300,000	$23,349	(5)	$1,886,449
Claudia Lima-Guinehut(6) Brand President	2024	$228,366	$		$844,200		$200,000	$506	(7)	$1,273,072
	2023	173,973			—		—	5,301	(7)	179,274
	2022	500,000			1,250,011		—	12,911	(7)	1,762,922
Jared Shure Chief Administrative Officer and General Counsel	2024	$489,904	$		$562,800		$200,000	$15,420	(8)	$1,268,124
	2023	425,000			268,492		—	15,059	(8)	708,551
	2022	419,712			750,085		—	13,570	(8)	1,183,367
Laura Lentini(9) Interim Chief Financial Officer and Chief Accounting Officer(10)	2024	$100,961		$—	$—		$40,000	$387	(11)	$141,348
Jane Elfers Former President and Chief Executive Officer	2024	$363,846	$		$—		$—	$3,846,147	(12)	$4,209,993
	2023	1,100,000		—	—		—	150,781	(12)	1,250,781
	2022	1,100,000			—		—	144,770	(12)	1,244,770
Maegan Markee	2024	$292,788	$		$—		$—	$1,455,112	(13)	$1,747,900
Former Brand President	2023	619,038			1,338,330		—	8,969	(13)	1,966,337
Sheamus Toal Former Chief Operating Officer and Chief Financial Officer	2024	$655,289	$		$—		$—	$2,312,968	(15)	$2,968,257
	2023	686,892			1,272,557		—	15,823	(15)	1,975,272
	2022	150,000		100,000(13)	1,700,000	(14)	—	2,230	(15)	1,952,230

Notes to the Summary Compensation Table

(1)	Includes any amounts deferred under our Deferred Compensation Plan and contributed under our 401(k) Plan. Fiscal 2024, 2023 and 2022 were each 52-week fiscal years.

(2)	The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. For fiscal 2024, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $1,500,791, $1,125,600 and $750,381 for Mr. Umair, Ms. Lima-Guinehut and Mr. Shure, respectively. For fiscal 2023, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $1,338,330, $1,272,557 and $268,492 for Ms. Markee, Mr. Toal and Mr. Shure, respectively. For fiscal 2022, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, was $1,1250,011 and $750,085 for Ms. Lima-Guinehut and Mr. Shure, respectively. For more information concerning the assumptions used in determining the portion of the performance-based awards that are probable of vesting, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2023 fiscal year; see also the “Grants of Plan-Based Awards” table below.

(3)	The amounts shown are incentives earned in accordance with the annual incentive arrangements described in the Compensation Discussion & Analysis above, and which are payable pursuant to the annual Management Bonus Plan approved by the HC&C Committee for each respective fiscal year. Amounts shown are for services performed during the fiscal year and paid during the subsequent fiscal year.

18	2025 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(4)	Mr. Umair commenced serving as an executive officer on May 20, 2024. Accordingly, the table includes Mr. Umair’s compensation only for fiscal 2024.

(5)	The amounts shown consist of $22,320 for a leased vehicle $445 for life insurance premiums and $584 for executive long-term disability premiums.

(6)	Ms. Lima-Guinehut left the Company on June 6, 2023 and rejoined the Company as an executive officer on September 9, 2024. Amounts shown for 2022 and 2023 reflect Ms. Lima-Guinehut’s compensation from her previous tenure with the Company.

(7)	The amounts shown consist of: (i) for fiscal 2024, $214 for life insurance premiums and $292 for executive long-term disability premiums; (ii) for fiscal 2023, $133 for life insurance premiums, $476 for executive long-term disability premiums and $4,692 for 401(k) plan matching contributions; and (iii) for fiscal 2022, $387 for life insurance premiums, $1,478 for executive long-term disability premiums and $11,046 for 401(k) plan matching contributions.

(8)	The amounts shown consist of: (i) for fiscal 2024, $513 for life insurance premiums, $876 for executive long-term disability premiums and $14,031 for 401(k) plan matching contributions; (ii) for fiscal 2023, $516 for life insurance premiums, $876 for executive long-term disability premiums and $13,854 for 401(k) plan matching contributions; (ii) for fiscal 2022, $324 for life insurance premiums, $969 for executive long-term disability premiums and $12,277 for 401(k) plan matching contributions.

(9)	Ms. Lentini joined the company on October 7, 2024 and commenced serving as an executive officer on December 15, 2024. Accordingly, the table includes Ms. Lentini’s compensation only for fiscal 2024.

(10)	Ms. Lentini was named Interim Chief Financial Officer, in addition to her permanent duties as Chief Accounting Officer, on December 15, 2024. On March 31, 2025, John Szczepanski joined the Company as Chief Financial Officer and as a result, Ms. Lentini resumed her permanent role as the Company’s Chief Accounting Officer.

(11)	The amounts shown consist of $123 for life insurance premiums and $264 for executive long-term disability premiums.

(12)	The amounts shown consist of: (i) for fiscal 2024, $3,750,000 for severance, $75,420 for a driver, $9,177 for driver reimbursements, $11,160 for a leased vehicle, $171 for life insurance premiums and $219 for executive long-term disability premiums, (ii) for fiscal 2023, $84,210 for a driver, $42,841 for driver reimbursements, $19,154 for a leased vehicle, $516 for life insurance premiums, and $4,060 for executive long-term disability premiums; and (iii) for fiscal 2022, $83,292 for a driver, $45,235 for driver reimbursements, $11,555 for a leased vehicle, $516 for life insurance premiums, and $4,172 for executive long-term disability premiums.

(13)	The amounts shown consist of: (i) for fiscal 2024, $1,450,000 for severance, $285 for life insurance premiums, $365 for executive long-term disability premiums and $4,462 for 401(k) plan matching contributions; (ii) for fiscal 2023, $516 for life insurance premiums, $876 for executive long-term disability premiums and $7,577 for 401(k) plan matching contributions.

(14)	Awarded in connection with Mr. Toal’s appointment as Senior Vice President, Chief Financial Officer on November 7, 2022, as set forth in the Letter Agreement dated October 16, 2022 between The Children’s Place Services Company, LLC and Mr. Toal, filed on November 30, 2022 as Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Company for the quarter ended October 29, 2022. The bonus and TRSUs reflected in the above table were agreed to by the Company as part of the negotiation to recruit Mr. Toal from his then current senior executive position in order to compensate Mr. Toal for the bonus and equity compensation forfeited by Mr. Toal upon his departure from his former employer.

(15)	The amounts shown consist of: (i) for fiscal 2024, $2,300,000 for severance and transition, $627 for life insurance premiums, $803 for executive long-term disability premiums and $11,538 for 401(k) plan matching contributions; (ii) for fiscal 2023, $516 for life insurance premiums, $876 for executive long-term disability premiums and $14,431 for 401(k) plan matching contributions; and (iii) for fiscal 2022, $84 for life insurance premiums, $146 for executive long-term disability premiums and $2,000 for 401(k) plan matching contributions.

2025 PROXY STATEMENT	19

EXECUTIVE AND DIRECTOR COMPENSATION

Grants of Plan-Based Awards

The following table shows information concerning the non-equity incentive awards, equity incentive awards and other stock awards that were granted to the Company’s NEOs during fiscal 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Value Fair of Stock and Option Awards(3)
Name and Principal Position	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Muhammad Umair President and Interim Chief Executive Officer		$0	$650,000	$1,300,000
	11/1/24(4)					53,333	106,666		$750,395
	11/1/24(5)							26,667	375,205
Claudia Lima-Guinehut Brand President		$0	$468,750	$937,500
	11/1/24(6)					40,000	80,000		$562,800
	11/1/24(7)							20,000	281,400
Jared Shure Chief Administrative Officer and General Counsel		$0	$300,000	$600,000
	11/1/24(8)					26,666	53,332		$375,191
	11/1/24(9)							13,334	187,609
Laura Lentini Interim Chief Financial Financial Officer and Chief Accounting Officer		$0	$140,000	$280,000

Notes to the Grants of Plan-Based Awards Table

(1)	Amounts reflect bonuses available to be earned in accordance with our annual Management Bonus Plan approved by the HC&C Committee for fiscal 2024.

(2)	In connection with the consummation of the Company’s Rights Offering, the HC&C Committee provided certain dilution protections on previously granted but unvested shares. These additional dilution protected shares were granted on March 24, 2025 and reported for each NEO as reflected on the corresponding Form 4 filed with the SEC on March 26, 2025.

(3)	The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. The estimated fair value of the performance-based awards is based upon the probable outcome of the performance conditions on the date that each award was communicated to each of our NEOs for the performance period and the fair market value of our Common Stock on that date. For more information, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2024 fiscal year. The maximum possible vesting values of the performance-based stock awards awarded for fiscal 2024, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $1,500,791, $1,125,600 and $750,381 for Mr. Umair, Ms. Lima-Guinehut and Mr. Shure, respectively.

(4)	Awarded pursuant to the terms of PRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Umair based upon the achievement of the performance targets for fiscal years 2025 and 2026.

(5)	Awarded pursuant to the terms of TRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan. The amount shown will vest on May 29, 2025, provided Mr. Umair is employed by the Company on the vesting date.

(6)	Awarded pursuant to the terms of PRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Lima-Guinehut based upon the achievement of the performance targets for fiscal years 2025 and 2026.

20	2025 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(7)	Awarded pursuant to the terms of TRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan. The amount shown will vest on May 29, 2025, provided Ms. Lima-Guinehut is employed by the Company on the vesting date.

(8)	Awarded pursuant to the terms of PRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Shure based upon the achievement of the performance targets for fiscal years 2025 and 2026.

(9)	Awarded pursuant to the terms of TRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan. The amount shown will vest on May 29, 2025, provided Mr. Shure is employed by the Company on the vesting date.

2025 PROXY STATEMENT	21

EXECUTIVE AND DIRECTOR COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning equity awards held by the Company’s NEOs as of February 1, 2025 (the end of our 2024 fiscal year).

	Stock Awards
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Muhammad Umair President and Interim Chief Executive Officer	26,667(3)	$261,070
			53,333	(4)	$522,130

Claudia Lima-Guinehut	20,000(5)	$195,800
Brand President			40,000	(6)	$391,600
Jared Shure Chief Administrative Office and General Counsel	2,561(7)	$25,072
	5,017(8)	49,116
	13,334(9)	130,540
			7,679	(10)	$75,177
			7,525	(11)	73,670
			26,666	(12)	261,060

Notes to the Outstanding Equity Awards at Fiscal Year-End Table

(1)	In connection with the consummation of the Company’s Rights Offering, the HC&C Committee provided certain dilution protections on previously granted but unvested shares. These additional dilution protected shares were granted on March 24, 2025 and reported for each NEO as reflected on the corresponding Form 4 filed with the SEC on March 26, 2025.

(2)	Calculated based on $9.79 per share, which was the closing market price per share of the Company’s Common Stock, as reported on The NASDAQ Stock Market, on January 31, 2025.

(3)	Represents unvested TRSUs awarded to Mr. Umair on November 1, 2024. The shares reflected in the table will vest on May 29, 2025, provided Mr. Umair is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.

(4)	Awarded pursuant to the terms of PRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Umair at target based upon the achievement of the performance targets for fiscal years 2025 and 2026. Fifty percent of the granted performance shares shown may vest in April 2026, subject to the achievement of the performance targets for fiscal 2025 and fifty percent of the granted shares shown may vest in April 2027, subject to the achievement of the performance targets for fiscal 2026, provided Mr. Umair is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(5)	Represents unvested TRSUs awarded to Ms. Lima-Guinehut on November 1, 2024. The shares reflected in the table will vest on May 29, 2025, provided Ms. Lima-Guinehut is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.

(6)	Awarded pursuant to the terms of PRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Lima-Guinehut at target based upon the achievement of the performance targets for fiscal years 2025 and 2026. Fifty percent of the granted performance shares shown may vest in April 2026, subject to the achievement of the performance targets for fiscal 2025 and fifty percent of the granted shares shown may vest in April 2027, subject to the achievement of the performance targets for fiscal 2026, provided Ms. Lima-Guinehut is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(7)	Represents unvested TRSUs awarded to Mr. Shure on August 11, 2022. The shares reflected in the table will vest on May 23, 2025, provided Mr. Shure is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.

22	2025 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(8)	Represents unvested TRSUs initially comprising 7,525 shares of Common Stock awarded to Mr. Shure on June 9, 2023. Of the shares awarded, one-third vested and was delivered on May 22, 2024 and one-third will vest and be delivered on each of May 22, 2025 and May 22, 2026, provided Mr. Shure is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(9)	Represents unvested TRSUs awarded to Mr. Shure on November 1, 2024. The shares reflected in the table will vest on May 29, 2025, provided Mr. Shure is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.

(10)	Awarded pursuant to the terms of PRSUs granted on August 11, 2022 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Shure at target based upon the achievement of the performance targets for fiscal years 2022-2024. Earned performance shares will vest in April 2025, provided Mr. Shure is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

(11)	Awarded pursuant to the terms of PRSUs granted on June 9, 2023 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Shure at target based upon the achievement of the performance targets for fiscal years 2023-2025. Earned performance shares will vest in April 2026, provided Mr. Shure is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

(12)	Awarded pursuant to the terms of PRSUs granted on November 1, 2024 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Shure at target based upon the achievement of the performance targets for fiscal years 2025 and 2026. Fifty percent of the granted performance shares shown may vest in April 2026, subject to the achievement of the performance targets for fiscal 2025 and fifty percent of the granted shares shown may vest in April 2027, subject to the achievement of the performance targets for fiscal 2026, provided Mr. Shure is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

2025 PROXY STATEMENT	23

EXECUTIVE AND DIRECTOR COMPENSATION

Stock Vested

The following table contains information concerning the number of shares acquired and value realized during fiscal 2024 upon the vesting/delivery of equity awards previously granted to each of the Company’s NEOs who held awards that vested in fiscal 2024.

	Stock Awards
Name and Principal Position*	Number of Shares Acquired on Vesting/Delivery (#)		Value Realized on Vesting ($)(1)
Jared Shure	5,760	(2)	$41,530
Chief Administrative Officer and General Counsel	2,508	(3)	28,842
	2,559	(4)	29,915
Jane Elfers	59,898	(5)	$431,865
Former President and Chief Executive Officer
Maegan Markee	2,392	(6)	$20,236
Former Brand President	7,176	(7)	51,739
	6,897	(8)	79,316
	3,126	(9)	35,949
	4,265	(10)	49,858
Sheamus Toal	8,151	(11)	$93,737
Former Chief Operating Officer and Chief Financial Officer	2,084	(12)	23,966
	12,679	(13)	204,766

*	No NEOs held options to acquire Common Stock during fiscal 2024.

Notes to the Stock Vested Table

(1)	Represents the aggregate dollar amount realized based upon the fair market value of the Company’s Common Stock on the vesting date or delivery date, as applicable, of each award.

(2)	Represents the delivery of vested shares of Common Stock underlying PRSUs granted to Mr. Shure on August 2, 2021.

(3)	Represents the first partial vesting of 7,525 shares of Common Stock granted to Mr. Shure pursuant to TRSUs awarded on June 9, 2023, one-third of which vested and were delivered on May 22, 2024 and one-third will vest and be delivered on each of May 22, 2025 and May 22, 2026, provided Mr. Shure is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

(4)	Represents the second partial vesting of 7,679 shares of Common Stock granted to Mr. Shure pursuant to TRSUs awarded on August 11, 2022, one-third of which vested and were delivered on May 23, 2023 and May 23, 2024 and one-third will vest and be delivered on May 23, 2025, provided Mr. Shure is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.

(5)	Represents the delivery of vested shares of Common Stock underlying PRSUs granted to Ms. Elfers on March 18, 2021.

(6)	Represents the final partial vesting of 7,176 shares of Common Stock granted to Ms. Markee on pursuant to TRSUs awarded on April 5, 2021, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively

(7)	Represents the delivery of vested shares of Common Stock underlying PRSUs granted to Ms. Markee on April 5, 2021.

(8)	Represents the first partial vesting of 20,693 shares of Common Stock granted to Ms. Markee pursuant to TRSUs awarded on June 9, 2023, one-third of which vested and were delivered on May 22, 2024. As a result of Ms. Markee leaving the Company on June 14, 2024, the remaining portion of these equity incentive awards were cancelled.

(9)	Represents the first partial vesting of 9,378 shares of Common Stock granted to Ms. Markee pursuant to TRSUs awarded on August 1, 2023, one-third of which vested and were delivered on May 22, 2024. As a result of Ms. Markee leaving the Company on June 14, 2024, the remaining portion of these equity incentive awards were cancelled.

24	2025 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(10)	Represents the second partial vesting of 12,797 shares of Common Stock granted to Ms. Markee pursuant to TRSUs awarded on August 11, 2022, one-third of which vested and were delivered on May 23, 2023 and May 23, 2024. As a result of Ms. Markee leaving the Company on June 14, 2024, the remaining portion of these equity incentive awards were cancelled.

(11)	Represents the first partial vesting of 24,455 shares of Common Stock granted to Mr. Toal pursuant to TRSUs awarded on June 9, 2023, one-third of which vested and were delivered on May 22, 2024. As a result of Mr. Toal leaving the Company on December 14, 2024, the remaining portion of these equity incentive awards were cancelled.

(12)	Represents the first partial vesting of 6,252 shares of Common Stock granted to Mr. Toal pursuant to TRSUs awarded on August 1, 2023, one-third of which vested and were delivered on May 22, 2024. As a result of Mr. Toal leaving the Company on December 14, 2024, the remaining portion of these equity incentive awards were cancelled.

(13)	Represents the second partial vesting of 50,716 shares of Common Stock granted to Mr. Toal pursuant to TRSUs awarded on December 1, 2022, one-third of which vested on the first and second anniversaries of the date of grant. As a result of Mr. Toal leaving the Company on December 14, 2024, the remaining portion of these equity incentive awards were cancelled.

2025 PROXY STATEMENT	25

EXECUTIVE AND DIRECTOR COMPENSATION

Deferred Compensation Plan

Eligible employees, including our NEOs, and our Directors may elect annually to defer a portion of their salary, cash bonus, Director fees and stock awards under The Children’s Place, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 80% of their salary, 100% of their cash bonus, 100% of their Director fees and/or 100% of their stock awards payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan, as determined by the HC&C Committee. Directors may elect to invest their cash fees in Company Common Stock. All stock awards are distributed in the form of shares of Company Common Stock.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual instalments over a period of up to five years. If a participant is an employee of the Company and separates from service prior to the elected commencement date for distributions and has not attained a combination of age and years of service to the Company the sum of which is equal to at least 55, then the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If the participant in question is an employee of the Company and separates from service prior to the elected commencement date for distribution and has attained a combination of age and years of service to the Company, the sum of which is equal to at least 55, then the participant may receive the amounts in substantially equal annual instalments over a period of up to 15 years. If the participant is a Director and separates from service prior to the elected commencement date for distributions, then the deferred amounts will be distributed immediately in a lump sum unless the recipient has elected on a timely basis to receive the amounts in substantially equal instalments over a period of up to 15 years. If the participant in question is a “specified employee” under the Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code, and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant which is demonstrated to the HC&C Committee.

Other Arrangements

The Company does not have any employment agreements with any of its NEOs or any other member of management. As is its practice, the Company and each of the NEOs and certain other members of management are parties to offer letters, which generally establish certain terms of employment, including base salary, target bonus as a percentage of base salary, initial equity awards, paid time off and other benefits, and contain confidentiality, work product, non-solicitation and non-competition obligations.

Change in Control Agreements

We have entered into change in control severance agreements with our NEOs (other than Mr. Umair, who is not entitled to severance benefits, and Ms. Lentini), certain other executives and other key employees that require us to make payments and provide benefits in the event of the termination of his or her employment by the Company without cause or by such executive or key employee for good reason occurring in connection with a change in control of the Company. We utilize these provisions in order to recruit and retain, including to obtain a long-term commitment to employment from, executives and key employees. We believe that appropriate severance arrangements will provide our executives with important incentives to remain employed with us and to concentrate on the Company’s business objectives in circumstances where a change in control of the Company becomes imminent.

26	2025 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Each of Ms. Lima-Guinehut and Mr. Shure (as well as certain other executives and certain other key employees) has entered into separate change in control severance agreements, pursuant to which each is provided severance benefits upon a termination of employment in connection with a change in control. Pursuant to their change in control severance agreements, each of Ms. Lima-Guinehut and Mr. Shure will receive severance benefits upon a termination of employment by the Company without cause or by the executive for “good reason” within two years following a change in control.

Each change in control severance agreement is for two years and then automatically renews for one-year terms thereafter, unless the Company provides 90 days’ notice of its intent to terminate the agreement. Upon a termination of employment in connection with a change in control entitling them to benefits under the agreement, each of Ms. Lima-Guinehut and Mr. Shure is to receive a lump sum severance payment equal to the sum of their respective base salary, and the average of their respective actual bonuses payable for each of the previous three years, multiplied by 1.5.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of any payments and benefits to be made and provided to an executive under the change in control severance agreements, the Company will not provide any tax gross-ups. Rather, the change in control severance agreements provide for the executives to receive the greater of: (i) the largest portion of the payments and benefits that would result in no parachute excise tax under Sections 280G and 4999 of the Code, or (ii) the largest portion of the payments and benefits, up to and including the total, if the net after-excise-tax amount retained by the executive would exceed the amount in clause (i) above.

For purposes of the change in control severance agreements, the term “change in control” is defined as: (i) the sale to any purchaser of (a) all or substantially all of the assets of the Company, or (b) capital stock representing more than 50% of the stock of the Company entitled to vote generally in the election of directors; (ii) a merger or consolidation of the Company with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving corporation is held by those who held such securities immediately prior to the transaction; (iii) if any person becomes the beneficial owner of securities representing more than 50% of the combined voting power of voting stock of the Company (or the subsidiary employing the executive) entitled to vote generally in the election of directors; or (iv) if the individuals (a) who, as of the date of the applicable agreement, constitute the Board (the “Original Directors”) and (b) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the Original Directors then still in office (the “Additional Original Directors”) and (c) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board. The Company experienced a “change in control” event in February 2024 when Mithaq acquired over 50% of the outstanding shares of Common Stock of the Company.

Severance Guidelines and Offer Letters

Under the Company’s severance guidelines and its offer letters with Ms. Lima-Guinehut, Mr. Shure and Ms. Lentini, upon a termination of employment (other than in connection with a change in control) if any of these NEOs (other than Mr. Umair) is terminated by the Company without cause, the affected NEOs will receive severance in the form of salary continuation payments for a period which is the greater of the period provided under the Company’s severance guidelines in effect at the time of termination or 12 months, in the case of Ms. Lima-Guinehut and Mr. Shure and 6 months in the case of Ms. Lentini, provided that, in any event, the Company’s severance obligations will be automatically reduced by the amount of salary and other like annual remuneration received from employment or engagement as an independent contractor during the severance period. Receipt of severance payments is conditioned upon the execution and delivery by the affected NEO of an agreement containing a release of claims, a confidentiality agreement, and a non-solicitation and non-competition agreement for a period of time following termination equal to the severance period. Mr. Umair is not entitled to severance pursuant to his employment agreement.

2025 PROXY STATEMENT	27

EXECUTIVE AND DIRECTOR COMPENSATION

Potential Payments upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each NEO upon termination of such NEO’s employment in certain circumstances, including in connection with a change in control of the Company, assuming that the triggering event occurred at year-end fiscal 2024 (February 1, 2025). All equity held by all NEOs is subject to a “double trigger”, i.e., an NEO’s employment would have to be terminated in connection with a change in control in order for the NEO’s equity to vest in accordance with the applicable award agreement.

Name and Principal Position	Termination Reason	Severance ($)		Payment of Time-Based RSUs ($)(1)	Payment of Performance-Based RSUs ($)(1)	Health & Welfare Benefits ($)	Total ($)
Muhammad Umair President and Interim Chief Executive Officer	By Company without cause	$—		$261,070	$522,130	$2,058	$785,258
	By Executive for Good Reason	—		261,070	522,130	2,058	785,258
	Following Change in Control	—		261,070	522,130	—	783,200
	Death	—		261,070	522,130	1,029	784,229
	Disability	—		261,070	522,130	1,029	784,229
Claudia Lima-Guinehut Brand President	By Company without cause	$625,000	(2)	—	—	$506	$625,506
	By Executive for Good Reason	—		—	—	—	—
	Following Change in Control	1,237,500	(3)	$195,800	$391,600	759	1,825,659
	Death	—		195,800	391,600	—	587,400
	Disability	—		195,800	391,600	—	587,400
Jared Shure Chief Administrative Officer and General Counsel	By Company without cause	$500,000	(2)	—	—	$15,420	$515,420
	By Executive for Good Reason	—		—	—	—	—
	Following Change in Control	914,789	(3)	$204,728	$409,907	23,130	1,552,554
	Death	—		204,728	409,907	—	614,635
	Disability	—		204,728	409,907	—	614,635
Laura Lentini Interim Chief Financial Officer and Chief Accounting Officer	By Company without cause	$200,000	(2)	—	—	$387	$200,387
	By Executive for Good Reason	—		—	—	—	—
	Following Change in Control	—		—	—	—	200,000	(4)
	Death	—		—	—	—	200,000	(4)
	Disability	—		—	—	—	200,000	(4)

Notes to the Potential Payments upon Termination or Change in Control Table

(1)	Calculated based on $9.79 per share, which was the closing market price per share of the Company’s Common Stock as reported on The NASDAQ Stock Market on January 31, 2025. For purposes of calculating the amounts in the “Payment of Performance Shares” column, the target (100%) amounts of all performance-based awards were used.

(2)	Paid by way of salary continuation.

(3)	Paid in a lump sum.

(4)	The amount shown relates to unvested deferred cash awards.

28	2025 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

CEO Pay Ratio

The following sets forth information concerning the total annual compensation of our interim CEO and the total annual compensation of our median employee.

For the 2024 fiscal year ended February 1, 2025:

●	The total annual compensation of our interim CEO was $1,886,449

●	The total annual compensation of our median employee was $7,155; our median employee is a part-time, hourly retail store associate averaging 8.6 hours worked per week

For fiscal 2024, the ratio of the total annual compensation of our interim CEO to our median employee was estimated to be 264:1.

To calculate the total annual compensation of our median employee, the methodology and the material assumptions, adjustments and estimates were as follows:

●	As is permitted by applicable SEC regulations, our median employee for fiscal 2024 was selected on November 1, 2024, our most recent date for internal collection of employee compensation data and which is within the last three months of fiscal 2024, as the date upon which to identify our median employee. To identify the median employee from our employee population, we collected actual base salary, wages and other amounts paid, as applicable.

Pay Versus Performance

Year	Summary Compensa- tion Table Total for PEO (Elfers)	Summary Compensa- tion Table Total for PEO (Umair)	Compensa- tion Actually Paid to PEO (Elfers)	Compensa- tion Actually Paid to PEO (Umair)	Average Summary Compensa- tion Table Total for Non- PEO NEOs	Average Compensa- tion Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based on:		Net Income (or Loss)	Adjusted Operating Income (or Loss)
							Company Total Shareholder Return (TSR)	Peer Group(1) Total Shareholder Return (TSR)
2024	$4,209,993	$1,886,449	$4,458,802(2)	$1,544,049(3)	$1,479,740	$612,033(4)	$16	$140	$(57,819,000)	$52,720,000
2023	$1,250,781	—	($8,013,379)(5)	—	$1,207,359	($236,030)(6)	$36	$151	($154,541,000)	($32,490,000)
2022	$1,244,770	—	($2,916,093)(7)	—	$1,318,682	$765,963(8)	$73	$115	($1,138,000)	$7,055,000
2021	$11,831,132	—	$22,052,386(9)	—	$3,182,697	$3,583,291(10)	$118	$128	$187,171,000	$288,567,000
2020	$15,736,658	—	$20,312,174(11)	—	$2,806,044	$3,633,116(12)	$123	$116	($140,365,000)	($56,733,000)

Notes to the Pay Versus Performance Table

(1)	Reflects the total shareholder return indexed to $100 for the Peer Group as disclosed on page 16. The peer group used for 2024 included the removal of Chico’s FAS, which was acquired in January 2024. The peer group TSR calculated using the fiscal 2023 peer group would have been $115 (2020), $128 (2021), $116 (2022), $152 (2023), and $141 (2024).

(2)	The amount shown consists of the following: (i) total compensation reported in fiscal 2024, $4,209,993, less the grant date value of all equity awards granted in fiscal 2024, $0; (ii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2024 in the amount of $183,056 (forfeited); and (iii) PRSUs granted on March 18, 2021 which decreased in value during fiscal 2024 prior to the vest date in the amount of $849,353.

(3)	The amount shown consists of the following: (i) total compensation reported in fiscal 2024, $1,886,449, less the grant date value of all equity awards granted in fiscal 2024, $1,125,600; and (ii) TRSUs granted in fiscal 2024 with a fiscal year-end value of $261,070 and PRSUs granted in fiscal 2024 with a fiscal year-end value of $522,130.

(4)	For fiscal 2024 the non-PEO NEOs consisted of: Claudia Lima-Guinehut, Jared Shure, Laura Lentini, Sheamus Toal and Maegan Markee (“Fiscal 2024 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2024 Non-PEO NEOs): (i) total compensation reported in fiscal 2024, $1,479,740, less the grant date value of all equity awards granted in fiscal 2024, $281,400; (ii) TRSUs granted in fiscal 2024 with a fiscal year-end value of $65,268 and PRSUs granted in fiscal 2024 with a fiscal year-end

2025 PROXY STATEMENT	29

EXECUTIVE AND DIRECTOR COMPENSATION

value of $130,532; (iii) unvested TRSUs which decreased in value during fiscal 2024 in the amount of $17,581 and unvested PRSUs which decreased in value during fiscal 2024 in the amount of $35,273, TRSUs granted in prior years that were forfeited during fiscal 2024 in the amount of $300,057 and PRSUs granted in prior years that were forfeited during fiscal 2024 in the amount of $314,767 (iv) TRSUs vested in fiscal 2024 which decreased in value during fiscal 2024 prior to the vest date in the amount of $77,743 and PRSUs vested in fiscal 2024 which decreased in value during fiscal 2024 prior to the vest date in the amount of $36,686.

(5)	The amount shown consists of the following: (i) total compensation reported in fiscal 2023, $1,250,781, less the grant date value of all equity awards granted in fiscal 2023, $0 (as previously disclosed in our 2023 proxy statement, in light of the Company’s financial results in fiscal 2023, and in order to further align her interests with those of our shareholders, our CEO has, for the second year in a row, declined to accept an LTIP equity award for fiscal 2023); (ii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2023 in the amount of $190,073 and PRSUs granted on March 18, 2021 which decreased in value during fiscal 2023 in the amount of $6,528,882; (iii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2023 prior to the vest date in the amount of $155,634; (iv) TRSUs granted on May 29, 2020, which decreased in value during fiscal 2023 prior to the vest date in the amount of $1,092,737, and PRSUs granted on June 5, 2020, which decreased in value during fiscal 2023 prior to the vest date in the amount of $1,296,834.

(6)	For fiscal 2023 the non-PEO NEOs consisted of: Maegan Markee, Sheamus Toal, Jared Shure and Claudia Lima-Guinehut (“Fiscal 2023 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2023 Non-PEO NEOs): (i) total compensation reported in fiscal 2023, $1,207,359, less the grant date value of all equity awards granted in fiscal 2023, $719,845; (ii) TRSUs granted in fiscal 2023 with a fiscal year-end value of $365,251 and PRSUs granted in fiscal 2023 with a fiscal year-end value of $365,251; (iii) unvested TRSUs which decreased in value during fiscal 2023 in the amount of $412,838 and unvested PRSUs which decreased in value during fiscal 2023 in the amount of $861,841 (iv) TRSUs vested in fiscal 2023 which decreased in value during fiscal 2023 prior to the vest date in the amount of $179,365 and no PRSUs vested in fiscal 2023.

(7)	The amount shown consists of the following: (i) total compensation reported in fiscal 2022, $1,244,770, less the grant date value of all equity awards granted in fiscal 2022, $0 (as previously disclosed in our 2023 proxy statement, in light of the Company’s financial results in fiscal 2022, and in order to further align her interests with those of our shareholders, our CEO has, for the second year in a row, declined to accept an LTIP equity award for fiscal 2023); (ii) TRSUs granted on May 29, 2020 which decreased in value during fiscal 2022 in the amount of $1,074,325 and PRSUs granted on June 5, 2020 which decreased in value during fiscal 2022 in the amount of $3,828,033; (iii) TRSUs granted on May 17, 2021 which decreased in value during fiscal 2022 in the amount of $459,340 and PRSUs granted on March 18, 2021 which increased in value during fiscal 2022 in the amount of $2,309,667; (iv) TRSUs vested on May 17, 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $189,858 and TRSUs vested on May 31, 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $918,974.

(8)	For fiscal 2022 the non-PEO NEOs consisted of: Sheamus Toal, Claudia Lima-Guinehut, Jared Shure and Robert Helm (“Fiscal 2022 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2022 Non-PEO NEOs): (i) total compensation reported in fiscal 2022, $1,318,682, less the grant date value of all equity awards granted in fiscal 2022, $925,024; (ii) TRSUs granted in fiscal 2022 with a fiscal year-end value of $775,993 and PRSUs granted in fiscal 2021 with a fiscal year-end value of $223,188; (iii) unvested TRSUs which decreased in value during fiscal 2022 in the amount of $373,697 and unvested PRSUs which decreased in value during fiscal 2022 in the amount of $113,738; (iv) TRSUs vested in fiscal 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $121,347 and PRSUs vested in fiscal 2022 which decreased in value during fiscal 2022 prior to the vest date in the amount of $18,096.

(9)	The amount shown consists of the following: (i) total compensation reported in fiscal 2021, $11,831,132, less the grant date value of all equity awards granted in fiscal 2021, $7,069,367; (ii) TRSUs granted on May 17, 2021 with a fiscal year-end value of $1,808,195 and PRSUs granted on March 18, 2021 with a fiscal year-end value of $4,219,215; (iii) TRSUs granted on May 29, 2020 which decreased in value during fiscal 2021 in the amount of $242,555 and PRSUs granted on June 5, 2020 which increased in value during fiscal 2021 in the amount of $8,094,391; (iv) PRSUs vested on June 25, 2021 which increased in value during fiscal 2021 prior to the vest date in the amount of $2,529,626 and TRSUs vested on June 1, 2021 which increased in value during fiscal 2021 prior to the vest date in the amount of $881,751.

(10)	For fiscal 2021 the non-PEO NEOs consisted of: Leah Swan, Robert Helm, Bradley Cost and Claudia Lima-Guinehut (“Fiscal 2021 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2021 Non-PEO NEOs): (i) total compensation reported in fiscal 2021, $3,182,697, less the grant date value of all equity awards granted in fiscal 2021, $1,750,038; (ii) TRSUs granted in fiscal 2021 with a fiscal year-end value of $988,520 and PRSUs granted in fiscal 2021 with a fiscal year-end value of $695,014; (iii) unvested TRSUs which decreased in value during fiscal 2021 in the amount of $76,301 and unvested PRSUs which increased in value during fiscal 2021 in the amount of $351,196; (iv) TRSUs vested in fiscal 2021 which increased in value during fiscal 2021 prior to the vest date in the amount of $192,204.

(11)	The amount shown consists of the following: (i) total compensation reported in fiscal 2020, $15,736,658, less the grant date value of all equity awards granted in fiscal 2020, $11,263,222; (ii) TRSUs granted on May 29, 2020 with a fiscal year-end value of $8,822,057 and PRSUs granted on June 5, 2020 with a fiscal year-end value of $8,822,057; (iii) PRSUs granted on June 27, 2019 which decreased in value during fiscal 2020 in the amount of $1,814,862; (iv) PRSUs vested on April 2, 2020 which decreased in value during fiscal 2020 prior to the vest date in the amount of $85,389 and TRSUs vested on February 7, 2020 which increased in value during fiscal 2020 prior to the vest date in the amount of $94,875.

30	2025 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(12)	For fiscal 2020 the non-PEO NEOs consisted of: Leah Swan, Michael Scarpa, Robert Helm and Claudia Lima-Guinehut (“Fiscal 2020 Non-PEO NEOs”). The amount shown consists of the following (in each case, as average values for the Fiscal 2020 Non-PEO NEOs): (i) total compensation reported in fiscal 2020, $2,806,044, less the grant date value of all equity awards granted in fiscal 2020, $1,500,690; (ii) TRSUs granted in fiscal 2020 with a fiscal year-end value of $2,095,273 and PRSUs granted in fiscal 2020 with a fiscal year-end value of $441,114; (iii) unvested TRSUs which increased in value during fiscal 2020 in the amount of $130,209 and unvested PRSUs which decreased in value during fiscal 2020 in the amount of $117,812; (iv) TRSUs vested in fiscal 2020 which decreased in value during fiscal 2020 prior to the vest date in the amount of $214,557 and PRSUs vested in fiscal 2020 which decreased in value during fiscal 2020 prior to the vest date in the amount of $6,465.

Company-Selected Financial Performance Measures
Net Income
Adjusted Operating Income
Adjusted Free Cash Flow

2025 PROXY STATEMENT	31

EXECUTIVE AND DIRECTOR COMPENSATION

32	2025 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Directors

Compensation in fiscal 2024 for our non-employee Directors was set by the Board on the recommendation of the HC&C Committee. Compensation paid to our non-employee Directors was in the form of cash retainer payments and a time-vested equity award pursuant to our 2011 Equity Plan that provides for fixed annual grants.

In fiscal 2024, non-employee Director compensation consisted of the following, as applicable:

Annual Retainer in Fiscal 2024
Cash	$70,000
Equity Grant(1)	$140,000 of TRSUs ($190,000 for the Company’s Chairman) which generally vest after one year, on the first business day of the Company’s fiscal year.
Additional Annual Cash Retainer in Fiscal 2024 for the Chairman of the Board and Committee Chairs
Chairman	$100,000
Audit Committee Chair	$ 30,000
Human Capital & Compensation Committee Chair	$ 25,000
Corporate Responsibility, Sustainability & Governance Committee Chair	$ 25,000
Additional Annual Retainer in Fiscal 2024 for the Members of Committees Including Committee Chairs
Audit Committee	$15,000
Human Capital & Compensation Committee	$12,500
Corporate Responsibility, Sustainability & Governance Committee	$10,000

(1)	The 2011 Equity Plan caps at $250,000 the aggregate fair market value of equity awards made to any non-employee Director in any calendar year.

The Company also pays or reimburses Directors for travel expenses relating to attending meetings of our Board, its Committees and annual meetings of shareholders, and reimburses Directors in an amount not to exceed $6,000 per year for attendance at director educational seminars. In addition, all Directors are eligible to receive 15 Company-issued discount cards for use in purchasing our merchandise in accordance with our employee merchandise discount policy, which they may distribute to their friends and family, at their discretion.

Employee Directors are paid for their services to the Company as employees and do not receive any additional compensation for serving on our Board. Accordingly, employee Directors are not eligible for any annual retainer or other Director fees or the Director-related equity award.

Under the Company’s stock ownership guidelines, in fiscal 2024 non-employee Directors were required to acquire shares of Common Stock (directly or through share equivalent units) with a value of at least five times their annual Director cash retainer within five years of joining the Board.

2025 PROXY STATEMENT	33

EXECUTIVE AND DIRECTOR COMPENSATION

The following table shows the compensation earned by each non-employee Director in fiscal 2024.

Non-Employee Directors’ Compensation

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Turki Saleh A. AlRajhi(3)	$—	$—	$—
Muhammad Asif Seemab(4)	132,525	—	132,525
Hussan Arshad(5)	116,250	125,415	241,665
Douglas Edwards(6)	84,788	125,047	209,835
Muhammad Umair(7)	17,550	125,415	142,965
Norman Matthews(8)	17,806	190,008	207,814
John E. Bachman(9)	10,638	140,019	150,657
Elizabeth J. Boland(10)	5,775	140,019	145,794
Alicia Enciso(11)	5,600	140,019	145,619
John A. Frascotti(12)	9,713	140,019	149,732
Katherine Kountze(13)	5,950	140,019	145,969
Wesley S. McDonald(14)	5,950	140,019	145,969
Debby Reiner(15)	9,944	140,019	149,963
Michael Shaffer(16)	5,950	140,019	145,969

Notes to the Non-Employee Directors’ Compensation Table

(1)	Represents the aggregate dollar amount of all fees earned in cash for services as a Director and as a member(s) of a Board Committee(s) in fiscal 2024.
(2)	Represents the stock award grant date fair value recognized for financial statement reporting purposes in accordance with the “Compensation - Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification. For more information, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2024 fiscal year. The fair value of TRSUs is defined as the closing price of the Company’s Common Stock on the grant date. Stock awards to those who have attained the age of retirement are subject to accelerated expensing for financial reporting purposes.
(3)	Turki Saleh A. AlRajhi was appointed to the Board on February 29, 2024 and has elected to forfeit all board compensation.
(4)	Muhammad Asif Seemab was appointed to the Board on February 29, 2024 and has elected to forfeit the annual equity grant for Directors.
(5)	Hussan Arshad was appointed to the Board on February 29, 2024. The fees paid to Mr. Arshad reflect a pro-rated amount for the portion of fiscal 2024 during which he served as a Director.
(6)	Douglas Edwards was appointed to the Board on March 14, 2024. The fees paid to Mr. Edwards reflect a pro-rated amount for the portion of fiscal 2024 during which he served as a Director.
(7)	Muhammad Umair was appointed to the Board on February 29, 2024. Mr. Umair was appointed President and Interim Chief Executive Officer on May 20, 2024. The fees paid to Mr. Umair reflect a pro-rated amount for the portion of fiscal 2024 during which he served as an independent Director.
(8)	Norman Matthews served as a Director through March 8, 2024.
(9)	John Bachman served as a Director through March 8, 2024.
(10)	Elizabeth Boland served as a Director through February 29, 2024.
(11)	Alicia Enciso served as a Director through February 29, 2024.
(12)	John Frascotti served as a Director through March 8, 2024.
(13)	Katherine Kountze served as a Director through February 29, 2024.
(14)	Wesley S. McDonald served as a Director through February 29, 2024.
(15)	Debby Reiner served as a Director through March 8, 2024.
(16)	Michael Shaffer served as a Director through March 8, 2024.

Deferral of Fees

Under the Company’s Deferred Compensation Plan as described above, Directors may elect to defer all or a part of their Director fees and stock awards. The Deferred Compensation Plan permits Directors to invest deferred cash fees in the Company’s Common Stock. A Director who elects to invest deferred cash fees in Common Stock will receive shares upon completion of the deferral period.

34	2025 PROXY STATEMENT

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of Common Stock of each Director, each of our NEOs, and the Directors and executive officers as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Company stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the scheduled vesting of an equity award or the exercise of a stock option.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)
Turki Saleh A. AlRajhi(3)	0
Muhammad Asif Seemab(3)	0
Hussan Arshad(4)	8,474
Douglas Edwards(4)	9,531
Rhys Summerton(4)	0
Muhammad Umair	44,984
Claudia Lima-Guinehut	29,656
Laura Lentini	0
Jared Shure(5)	44,184
All Directors and executive officers as a group (9 persons)	136,829

Notes to the Stock Ownership of Directors and Executive Officers Table

(1)	Information about Common Stock holdings in the above table and in these footnotes is as of April 8, 2025. Unless stated otherwise in these footnotes, each person named in the table owned his or her shares directly and has sole voting and investment power over such shares.
(2)	On April 8, 2025 each person named in the table beneficially owned less than 1.0% of the outstanding Common Stock. The Directors and executive officers as a group beneficially owned approximately 0.62% of the outstanding Common Stock.
(3)	See “Stock Ownership for Certain Beneficial Owners” on the following page for further description of Mr. AlRajhi’s and Mr. Seemab’s indirect ownership of outstanding Common Stock in their roles with Mithaq Capital SPC.
(4)	Does not include 14,493 shares of Common Stock granted on February 18, 2025 pursuant to TRSUs not yet vested.
(5)	Does not include 2,812 shares of Common Stock granted on June 9, 2023 pursuant to TRSUs not yet vested.

2025 PROXY STATEMENT	35

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Mithaq Capital SPC(1)	13,696,819	62.2%
Quinn Opportunity Partners LLC(2)	1,212,348	5.5%

Notes to the Stock Ownership of Certain Beneficial Owners Table

(1)	According to a Statement on Schedule 13D/A filed with the SEC on February 7, 2025, as of February 6, 2025, (i) (a) Mithaq Capital SPC, a Cayman Islands segregated portfolio company, (b) Mithaq Global, a Cayman Islands company, and (c) Mithaq Capital, a Cayman Islands company, each with an address of c/o Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia, had shared voting power with respect to 13,696,819 shares and shared dispositive power with respect to 13,696,819 shares; (ii) (a) Turki Saleh A. AlRajhi, a Saudi Arabian citizen and (b) Muhammad Asif Seemab, a Pakistani citizen, each with an address of c/o Mithaq Capital SPC, Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia, had shared voting power with respect to 13,696,819 shares and shared dispositive power with respect to 13,696,819 shares; and (iii) Snowball Compounding Ltd., a Cayman Islands exempted company with an address of c/o Synergy, Anas Ibn Malik Road, Al Malqa, Riyadh 13521 Saudi Arabia, had shared voting power with respect to 1,722 shares and shared dispositive power with respect to 1,000 shares.
(2)	According to a Statement on Schedule 13G filed with the SEC on February 25, 2025, as of February 5, 2024, Quinn Opportunity Partners LLC., a Delaware corporation with an address of 2 Boar’s Head Place, Suite 250, Charlottesville, Virginia 22903, had shared voting power with respect to 1,212,348 shares and shared dispositive power with respect to 1,212,348 shares.

36	2025 PROXY STATEMENT

STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Directors, executive officers and any person owning more than 10% of a class of the Company’s stock to file reports with the SEC and NASDAQ regarding their ownership of the Company’s stock and any changes in such ownership. The Company files such reports on behalf of its Directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and Director and executive officer certifications, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with during fiscal 2024 except nine Form 4 reports were filed late by the following directors: John Bachman, Elizabeth Boland, Alicia Enciso, John Frascotti, Katherine Kountze, Norman Matthews, Wesley McDonald, Debby Reiner, and Michael Schaffer, each reporting one transaction involving the annual equity grant awarded on February 5, 2024, which was due to be filed by February 7, 2024, but was filed on February 16, 2024, due to circumstances related to the Change of Control at the Company during that time period.

Certain Relationships and Related Transactions

The Company has a long-standing policy prohibiting its Directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct and Related Person Transactions Policy, which is in writing and has been adopted by the Board.

The CRS&G Committee approves all related person transactions, including related person compensation arrangements. Pursuant to the Company’s Related Person Transactions Policy, each related person is responsible for notifying the Company’s legal department of any potential related party transaction in which such person, or any member of his or her immediate family, may be directly or indirectly involved as soon as he or she becomes aware of such a transaction. The CRS&G Committee is to be provided the details of the transaction and determines whether to approve the transaction taking into consideration, among other things: (i) whether the terms of the transaction are fair to the Company and are comparable to the terms that would exist in a similar transaction with an unaffiliated third-party; (ii) whether there are business reasons for the Company to enter into the transaction; (iii) whether the transaction would impair the independence of a non-management director; and (iv) whether the transaction would present or create the appearance of an improper conflict of interest for any related person, taking into account the size of the transaction and the direct or indirect nature of the interest of the related person in the transaction. In addition, the CRS&G Committee reviews any ongoing related person transactions on at least an annual basis to ensure that such transactions are being pursued in accordance with the understandings made at the time such transactions were originally approved and if any changes should be pursued.

Based on the Company’s review of its transactions, during fiscal 2024, the Company entered into the following related person transactions, each of which was reviewed and approved by the CRS&G Committee:

●	On May 2, 2024, the Company entered into a commitment letter (“the Commitment Letter”) with Mithaq for a senior unsecured credit facility of up to $40.0 million (the “Mithaq Credit Facility”). Under the Mithaq Credit Facility, the Company had the ability to request for advances at any time prior to July 1, 2025. On September 10, 2024, the Company and Mithaq entered into an Amendment No. 1 to the Commitment Letter, that extended the deadline for requesting advances until July 1, 2026. For more information about the Commitment Letter and the Mithaq Credit Facility, see [Note 9] – Debt in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2024 fiscal year.

●	On December 31, 2024, the Company commenced a rights offering (the “Rights Offering”), pursuant to which the Company distributed to the holders of its common stock (“Common Stock”), on a pro rata basis, non-transferable subscription rights to purchase up to an aggregate of 9,230,769 shares of Common Stock at a subscription price of $9.75 per whole share, payable by each rights holder in cash, by delivery in lieu of cash

2025 PROXY STATEMENT	37

STOCK OWNERSHIP

of an equivalent amount of any indebtedness for borrowed money (principal and/or accrued and unpaid interest) owed by the Company to such rights holder, or by delivery of a combination of cash and such indebtedness. Each subscription right entitled its holder to purchase 0.7220 shares of Common Stock. Additionally, rights holders who fully exercise their basic subscription rights were entitled to subscribe for additional shares of Common Stock that remain unsubscribed as a result of any unexercised basic subscription rights. As of the expiration date of the Rights Offering on January 31, 2025, the Rights Offering was over-subscribed, and subsequently, pro rata calculations were performed to determine the final number of shares to be issued to each subscribing rights holder. On February 6, 2025, all of the 9,230,769 shares of Common Stock were issued to rights holders who exercised their subscription rights in the Rights Offering. The Company received approximately $29,812,994 in gross cash proceeds, while the remaining $60,187,003.50 was paid by Mithaq, in lieu of cash, via the forgiveness of such amount of indebtedness from that certain interest-free unsecured promissory note, dated February 29, 2024 (the “First Mithaq Note”), by and among the Company, certain subsidiaries of the Company, and Mithaq. Accordingly, the aggregate outstanding indebtedness owed by the Company to Mithaq pursuant to the First Mithaq Note was reduced to $18,412,996.50. All of the net cash proceeds from the Rights Offering were used towards prepaying the Company’s ABL Credit Facility. For more information about the Rights Offering, see “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview – Recent Developments” in our Annual Report on Form 10-K for our 2024 fiscal year.

38	2025 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

The following six proposals will be presented at the Annual Meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR SET FORTH IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6.

Proposal 1:	Election of Six Members of the Board of Directors

The Board has nominated Turki Saleh A. AlRajhi, Muhammad Asif Seemab, Hussan Arshad, Douglas Edwards, Rhys Summerton and Muhammad Umair for election as Directors at the Annual Meeting. If you elect these nominees, they will each hold office until the annual meeting of shareholders to be held in the Spring of 2026 or until their successors have been elected and qualified.

Biographical information regarding the nominees and information regarding the qualifications of the nominees appears beginning on page 8 above under the heading “Corporate Governance at The Children’s Place – Board Nominees for Directors”.

Each of the nominees for Director who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast include votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. Any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The CRS&G Committee will then consider the resignation and make a recommendation to the Board. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of the nominees. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR all of the nominees for Director listed above.

2025 PROXY STATEMENT	39

PROPOSALS REQUIRING YOUR VOTE

Proposal 2:	Ratification of Selection of Independent Registered Public Accounting Firm

We are asking you to ratify the Audit Committee’s selection of BDO as our independent registered public accounting firm for fiscal 2025. The Board considers it desirable and in the best interest of our shareholders to continue the services of BDO for fiscal 2025.

Fees

The fees and out-of-pocket expenses billed or expected to be billed by BDO for professional services rendered to the Company for fiscal 2024 and fiscal 2023 are set forth below.

	Fiscal 2024	Fiscal 2023
	(in thousands)
Audit Fees	$1,309	$59
Audit-Related Fees	$64	$64
Tax Fees	—	—
All Other Fees	—	—
Total	$1,373	$123

With respect to fiscal year 2024, Audit Fees represent fees billed or expected to be billed by BDO for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2024 as of February 1, 2025, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year. Audit-Related Fees represent fees billed in connection with audits of employee benefit plans.

With respect to fiscal year 2023, Audit Fees represent fees billed by BDO for services related to statutory and regulatory filings, international audits, and engagements for such fiscal year. Audit-Related Fees represent fees billed in connection with audits of employee benefit plans.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit, audit-related, tax and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approves certain audit, audit-related, tax and permitted non-audit services, subject to certain dollar limits, to be performed during the year, as appropriate. All other audit and non-audit services are subject to pre-approval by the Audit Committee on an engagement-by-engagement basis after taking into account whether the provision of such services by the Company’s independent registered public accounting firm would be compatible with maintaining such firm’s independence.

Representatives of BDO are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is entitled to vote your shares in favor of or against this proposal.

40	2025 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

If the shareholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its Charter.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO
USA, P.C. as the Company’s independent registered public accounting firm for fiscal 2025.

2025 PROXY STATEMENT	41

PROPOSALS REQUIRING YOUR VOTE

Proposal 3, 4, and 5 Explanatory Note

Proposals 3, 4, and 5 relate to the amendment of our Charter.

Each of the proposed amendments discussed below are being voted on separately by the shareholders of the Company, and each of the proposed amendments, to the extent approved by the shareholders, will be incorporated in the Second Amended and Restated Charter that will be filed with the Delaware Secretary of State. If the shareholders approve some, but not all, of Proposals 3, 4, and 5, the Charter will be amended and restated to reflect only those amendments approved by the shareholders. In addition, the filed version of the Second Amended and Restated Charter will include such conforming changes, such as modifying defined terms and updating section and article references, as are required to implement the Proposals 3, 4, and 5 in the context of the Charter.

The Board has considered each of the changes discussed in Proposals 3, 4, and 5, and has approved, subject to shareholder approval, a Second Amended and Restated Charter which incorporates all of these changes. We urge you to carefully read the text and description of each of Proposals 3, 4 and 5 in their entirety, as well as our existing Charter, and consider the implications of each such amendment to our Charter, both alone and in combination with the other Proposals.

Proposal 3:	Approval of Amendment to Charter to eliminate the prohibition against shareholders acting by written consent without a shareholder meeting

We are submitting for shareholder approval an amendment to the Charter to remove the prohibition against shareholders taking action by written consent without holding a shareholder meeting. This Proposal would involve amending the Charter to delete Article Seven of the Charter in its entirety. The discussion regarding this Proposal 3 is qualified in its entirety by reference to the complete text of Article Seven of the Charter, which is set forth below (with changes to existing language proposed by the amendment marked):

~~“Any action required by the General Corporation Law of the State of Delaware to be taken at an annual or special meeting of shareholders of the Corporation, and any action which otherwise may be taken at any annual or special meeting of shareholders of the Corporation, shall be taken only at a duly called meeting of the shareholders of the Corporation and, notwithstanding Section 228 of the General Corporation Law of the State of Delaware, no such action shall be taken by written consent or consents without a meeting of the shareholders of the Corporation.”~~

If Proposal 3 is approved, Article Seven will be deleted from our Charter.

Background, Reason for the Recommendation and Impact

Deleting Article Seven of the Charter would result in the default provisions of Section 228(a) of the Delaware General Corporation Law (the “DGCL”) applying to the Company, meaning that “any action required by the DGCL to be taken at any annual or special meeting of shareholders of a corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation in the manner required by Section 228 of the DGCL…”. Prohibitions on shareholders acting by written consent are generally considered to facilitate corporate stability and provide anti-takeover protection by requiring shareholder-initiated actions to occur at duly called and convened shareholder meetings, which, as compared with a written consent process, provide a company’s board of directors with additional time and mechanisms through which to prepare for shareholder proposals and provide the board of directors’ own views with respect to such proposals to shareholders and additionally ensure that all shareholders will have the opportunity to potentially consider such proposal at a meeting. In companies (unlike the Company) that do not permit shareholders to call special meetings,

42	2025 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

prohibitions on shareholders acting by written consent also serve to channel shareholder proposals and shareholder director nominations exclusively through the annual meeting process, which has the effects noted below in “Background, Reason for the Recommendation and Impact” under Proposal 4. Allowing shareholder action by written consent, especially in the context of a controlled company, does however have the advantage of permitting a company to obtain shareholder approval more quickly than would be possible if such matters were required to be brought before a shareholder meeting, which can potentially position a company to react to changing business circumstances more quickly in the event that the board of such company believes that such circumstances necessitate that the company take actions that require shareholder approval, such as certain issuances of securities or amendments to the company’s certificate of incorporation. As noted above, Section 228 of the DGCL allows shareholders to act by written consent unless otherwise provided in the corporation’s certificate of incorporation. As is customary for Delaware public companies, the Board conducts periodic reviews of the Company’s governing documents. During the course of such a periodic review, following discussion and careful consideration and further taking into account the recommendation of the Corporate Responsibility, Sustainability & Governance Committee of the Board, the Board determined that the benefits of amending the Charter to permit shareholders to act by written consent outweighed the potential benefits of maintaining such prohibition in place. In arriving at such conclusion, the Board considered, among other things and in addition to the matters noted above, that (i) the anti-takeover benefits of maintaining such prohibition was limited due to the fact that the Company’s controlling shareholder, Mithaq Capital SPC (“Mithaq”) already owns sufficient common stock of the Company to call a special meeting of shareholders at any time under the Company’s governing documents (and, generally, to determine the outcome of proposals to be voted on at any such special meeting) and (ii) in light of the foregoing, it would be beneficial for the Company to be able to forgo the time, expense and management distraction involved in holding special meetings for all shareholder-initiated actions.

Mithaq is the Company’s controlling shareholder and currently beneficially owns approximately 62.2% of the Company’s issued and outstanding shares of common stock, which is in excess of the percentage of the Company’s common stock required to, generally speaking, determine the outcome shareholder proposals at shareholder meetings. Therefore, if this Proposal 3 is approved, either alone or in combination with Proposal 4, Mithaq, acting alone, will generally be able to cause or permit the Company to take actions requiring shareholder approval without a shareholder meeting being held, potentially more quickly and with less notice to other shareholders (or potentially no advance notice at all), than if a shareholder meeting were required to be held. The ability of shareholders to act by written consent does not limit the obligation of Delaware public companies to hold annual meetings as and when required by Delaware law.

Our Board has unanimously approved, subject to shareholder approval, and the Board recommends that all shareholders approve, the proposed amendment to amend and restate the Company’s Charter to eliminate Article Seven and thereby permit shareholders to act by written consent, without a shareholder meeting.

Text of the Amendment

RESOLVED, that ARTICLE SEVEN of the Charter is hereby deleted in its entirety.

Certain conforming changes, such as updating section and article references, will also be necessary in connection with the foregoing amendment and such conforming changes will be reflected in filed version of the Second Amended and Restated Charter. If this Proposal 3 is approved by our shareholders, we will amend and restate our Certificate of Incorporation to reflect the revisions contemplated by this Proposal and the resulting Second Amended and Restated Charter will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the Annual Meeting.

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PROPOSALS REQUIRING YOUR VOTE

The affirmative vote of the holders of a majority of our outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve this Proposal 3. This means that if you abstain from voting on this proposal, your vote will have the same effect as a vote against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions. Approval of this Proposal 3 is not contingent on the approval of any other proposals in this Proxy Statement.

The Board of Directors recommends a vote FOR the approval of an amendment to our
Charter to eliminate the prohibition against shareholders acting by written consent without a shareholder meeting.

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PROPOSALS REQUIRING YOUR VOTE

Proposal 4:	Approval of Amendment to Charter to provide shareholders the right to fill vacancies on the Board in any circumstance

We are submitting for shareholder approval an amendment to the Charter that would provide shareholders the right to fill vacancies on the Board of Directors in any circumstance, irrespective of whether all directorships are then vacant. Currently the Charter provides that the power to fill any vacancy on the Board of Directors for any reason is vested solely in the Board of Directors unless all directorships are vacant, in which case the shareholders shall fill the then existing vacancies. The discussion regarding this Proposal 4 is qualified in its entirety by reference to the complete text of Article Six of the Charter, which is set forth below (with deletions to existing language proposed by the amendment indicated by strikethrough text):

“ARTICLE SIX

Subject to the rights, if any, of the holders of any Preferred Stock, ~~the power to fill~~ vacancies on the Board of Directors (whether by reason of resignation, removal, death, an increase in the number of directors or otherwise) ~~shall be vested solely in the Board of Directors, and vacancies~~ may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum or by the sole remaining director~~, unless all directorships are vacant, in which case the shareholders shall fill the then existing vacancies~~. Any director chosen by the Board of Directors to fill a vacancy (including a vacancy resulting from an increase in the number of directors) shall hold office for the remaining term of the director(s) creating the vacancy(s) (or for which the new directorship was created) and until that director’s successor shall be elected and shall have qualified. No decrease in the number of directors constituting the Board of Directors may shorten the term of an incumbent director.”

Background, Reason for the Recommendation and Impact

Limitations on the ability of shareholders to fill vacancies on a board of directors are generally considered to be “anti-takeover” protections that limit the ability of shareholders to gain control of a board of directors outside of a regular annual meeting process by, for example, removing and replacing a majority of the board or by expanding the board of directors and filling the vacancies created thereby. The rationale for such provisions includes among other things that by restricting contests for control to a specifically defined period (i) they give an incumbent board a greater ability to prepare for a potential proxy contest by a shareholder seeking control and (ii) they can slow down the acquisition of control by shareholders “out of season”. However, such provisions also prevent shareholders from fully exercising their rights to choose and hold accountable the directors that manage on their behalf the companies in which they are invested.

As is customary for Delaware public companies, the Board conducts periodic reviews of the Company’s governing documents. During the course of such a periodic review, following discussion and careful consideration and further taking into account the recommendation of the Corporate Responsibility, Sustainability & Governance Committee of the Board, the Board determined that amending the Charter to permit the Company’s shareholders to fill vacancies on the Board in any circumstance would enhance the Board’s accountability to shareholders and that the benefit of such increased accountability outweighed the potential benefits of maintaining such prohibition in place. In arriving at such conclusion, the Board considered, among other things and in addition to the matters stated above, that the anti-takeover benefits of maintaining such prohibitions were limited due to the fact that (i) the Company’s controlling shareholder, Mithaq already owns sufficient common stock of the Company to control the outcome of the election of directors at any annual meeting of the Company and (ii) that while the Charter provision as it currently exists would prevent shareholders from removing and replacing less than the entirety of the Board outside of an annual meeting, it would not prevent shareholders from achieving the same effect by removing and replacing the entirety of the Board at any time.

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PROPOSALS REQUIRING YOUR VOTE

As stated above, Mithaq is the Company’s controlling shareholder and currently beneficially owns approximately 62.2% of the Company’s issued and outstanding shares of common stock, which is in excess of the percentage of the Company’s common stock required to (i) call a special meeting of the Company’s shareholders under the Company’s Bylaws and (ii) determine the outcome of any election of directors of the Company either at a meeting of the shareholders or (if Proposal 3 is approved) by written consent. Therefore, if this Proposal 4 is approved, either alone or in combination with Proposal 3, Mithaq, acting alone, will be able to fill any vacancy in the Company’s board, including outside of an annual meeting, irrespective of whether there are sufficient remaining directors on the Board to fill such vacancy. Since the Company’s Charter and Bylaws do not prohibit the removal of members of the Board by shareholders with or without cause, if this Proposal 4 is approved, either alone or in combination with Proposal 3, Mithaq, acting alone, could (in addition to removing and replacing the entirety of the Board at any time) remove and replace less than the entirety of the Board at any time, including outside of an annual meeting.

Our Board has unanimously approved, subject to shareholder approval, and the Board recommends that all shareholders approve, the proposed amendment to amend and restate the Company’s Charter to amend Article Six to provide shareholders the right to fill vacancies on the Board in any circumstance.

Text of the Amendment

RESOLVED, that Article SIX of the Charter is hereby amended and restated in its entirety as set forth below:

“ARTICLE SIX

Subject to the rights, if any, of the holders of any Preferred Stock, vacancies on the Board of Directors (whether by reason of resignation, removal, death, an increase in the number of directors or otherwise) may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum or by the sole remaining director. Any director chosen by the Board of Directors to fill a vacancy (including a vacancy resulting from an increase in the number of directors) shall hold office for the remaining term of the director(s) creating the vacancy(s) (or for which the new directorship was created) and until that director’s successor shall be elected and shall have qualified. No decrease in the number of directors constituting the Board of Directors may shorten the term of an incumbent director.”

  Certain conforming changes, such as modifying defined terms and updating section and article references, will also be necessary in connection with the foregoing amendment and such conforming changes will be reflected in filed version of the Second Amended and Restated Charter. If this Proposal 4 is approved by our shareholders, we will amend and restate our Certificate of Incorporation to reflect the revisions contemplated by this Proposal and the resulting Second Amended and Restated Charter will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the Annual Meeting.

  The affirmative vote of the holders of a majority of our outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve this Proposal 4. This means that if you abstain from voting on this proposal, your vote will have the same effect as a vote against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions. Approval of this Proposal 4 is not contingent on the approval of any other proposals in this Proxy Statement.

The Board of Directors recommends a vote FOR the approval of an amendment to our
Charter to provide shareholders the right to fill vacancies on the Board in any circumstance.

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PROPOSALS REQUIRING YOUR VOTE

Proposal 5:	Approval of Amendment to Charter to make certain housekeeping amendments

We are submitting for shareholder approval an amendment to the Charter to amend and restate Article Five of the Charter to remove certain obsolete provisions thereof relating to the classification (and declassification) of our Board. Our Board has unanimously approved, and recommends that all shareholders approve, such proposed amendments to Article Five of the Charter (collectively, the “Housekeeping Changes”).

The discussion regarding this Proposal 5 is qualified in its entirety by reference to the complete text of Article Five of the Charter, which is set forth below (with deletions to existing language proposed by the amendment indicated by strikethrough text):

“ARTICLE FIVE

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than three nor more than 12 and the exact number shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; provided, however, that such maximum number of directors may be increased from time to time to reflect the rights, if any, of holders of Preferred Stock to elect directors in accordance with the terms of the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares of Preferred Stock. The number of directors may be increased or decreased only by action of the Board of Directors.

~~Until the annual meeting of stockholders to be held in 2017, the directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders of the Corporation to be held in 1998; the directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders of the Corporation to be held in 1999; and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2000, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation held prior to the annual meeting of stockholders in 2015, the successors of the class of directors whose terms expire at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election and until their successors are elected and qualified. At the annual meetings of stockholders to be the annual meeting held in 2015 and 2016, directors elected to succeed those directors whose terms then expire shall be elected at such meeting to hold office for a term expiring at the annual meeting of stockholders to be held in 2017 and shall hold office until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director.~~

~~Commencing with the annual meeting of stockholders to be held in 2017, the classification of the Board of Directors set forth above shall cease. At the annual meeting of stockholders to be held in 2017 and at each annual meeting of stockholders thereafter, each~~ Each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of stockholders and shall hold office until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director.

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PROPOSALS REQUIRING YOUR VOTE

Election of directors of the Corporation need not be by written ballot unless requested by the Chairman of the Board of Directors or by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote in the election of directors and present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected.

Subject to the rights, if any, of the holders of any Preferred Stock with respect to the election of directors, directors shall be elected by a majority of votes cast by the shares present at a meeting of stockholders and entitled to vote on the election of directors at such meeting, a quorum being present at such meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes cast by the shares present at such meeting. A “majority of votes cast” means that the number of votes cast “for” the election of the nominee exceeds 50% of the total number of votes cast “for” or “against” the election of that nominee. A “contested election” shall mean an election at which the number of nominees for election as director is greater than the number of directors to be elected. For purposes hereof, the number of nominees shall be determined as of the last date on which a stockholder in accordance with the Bylaws of the Corporation may nominate a person for election as a director in order for such nomination to be required to be presented for a vote of the stockholders. Cumulative voting shall not apply in the election of directors and no stockholder will be permitted to accumulate votes in respect of the election of any director.”

Background, Reason for the Recommendation and Impact

The Charter currently includes certain obsolete provisions relating to the classification (and declassification) of our Board. Because the declassification of our Board was completed in 2017, these provisions no longer have any forward-looking effect. The removal of these provisions will not have a substantive impact on the rights of shareholders of the Company.

Accordingly, the Board has unanimously approved, subject to shareholder approval, Proposal 5. The affirmative vote of the holders of a majority of our outstanding shares of Common Stock is required to approve the proposed Housekeeping Changes. This means that if you abstain from voting on this proposal, your vote will have the same effect as a vote against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions. Approval of this Proposal 5 is not contingent on the approval of any other proposals in this Proxy Statement.

Text of the Amendment

RESOLVED, that ARTICLE FIVE of the Charter is hereby amended and restated in its entirety as set forth below:

“ARTICLE FIVE

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than three nor more than 12 and the exact number shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; provided, however, that such maximum number of directors may be increased from time to time to reflect the rights, if any, of holders of Preferred Stock to elect directors in accordance with the terms of the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares of Preferred Stock. The number of directors may be increased or decreased only by action of the Board of Directors.

48	2025 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

Each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of stockholders and shall hold office until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director.

Election of directors of the Corporation need not be by written ballot unless requested by the Chairman of the Board of Directors or by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote in the election of directors and present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected.

Subject to the rights, if any, of the holders of any Preferred Stock with respect to the election of directors, directors shall be elected by a majority of votes cast by the shares present at a meeting of stockholders and entitled to vote on the election of directors at such meeting, a quorum being present at such meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes cast by the shares present at such meeting. A “majority of votes cast” means that the number of votes cast “for” the election of the nominee exceeds 50% of the total number of votes cast “for” or “against” the election of that nominee. A “contested election” shall mean an election at which the number of nominees for election as director is greater than the number of directors to be elected. For purposes hereof, the number of nominees shall be determined as of the last date on which a stockholder in accordance with the Bylaws of the Corporation may nominate a person for election as a director in order for such nomination to be required to be presented for a vote of the stockholders. Cumulative voting shall not apply in the election of directors and no stockholder will be permitted to accumulate votes in respect of the election of any director.”

If this Proposal 5 is approved by our shareholders, we will amend and restate our Certificate of Incorporation to reflect the Housekeeping Changes contemplated by this Proposal 5 and the resulting Second Amended and Restated Charter will become effective upon its filing with the Secretary of State of the State of Delaware, which is anticipated to occur promptly after the Annual Meeting.

The affirmative vote of the holders of a majority of our outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to approve this Proposal 5. Approval of this Proposal 5 is not contingent on the approval of any other proposals in this Proxy Statement.

The Board of Directors recommends a vote FOR the approval of an amendment to our Charter to make certain housekeeping amendments.

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PROPOSALS REQUIRING YOUR VOTE

Proposal 6:	Advisory Vote on Named Executive Officer Compensation

As discussed under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above, the Company’s executive compensation program is designed to attract, motivate, reward and retain the executive management talent who are expected to advance both the short-term and long-term interests of our shareholders. Additionally, the Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is tied to performance of the Company.

For these reasons and the others described elsewhere in this Proxy Statement, the Board recommends that, on an advisory basis, the Company’s shareholders vote in favor of approving the compensation of the NEOs as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above and in the Summary Compensation Table for fiscal 2024 above).

The Board recommends approval of the following resolution:

“RESOLVED, that, on an advisory basis, the shareholders approve the compensation of the Company’s named executive officers for the fiscal year ended February 1, 2025, as disclosed in the Company’s Proxy Statement for fiscal 2024 pursuant to the compensation disclosure rules of the Securities and Exchange Commission”.

The above “Say-on-Pay” vote is an advisory vote only and is not binding on the Company, the HC&C Committee or the Board. However, the Board and the HC&C Committee will consider the result of the “Say-on-Pay” vote in future compensation decisions for NEOs. The next “Say-on-Pay” vote will be held at our 2026 annual meeting of shareholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR the resolution approving, on an advisory basis, the compensation of the Company’s NEOs as described in this Proxy Statement.

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OTHER INFORMATION

Admission

We do not require tickets for admission to the Annual Meeting but do limit attendance to shareholders on the Record Date or their proxy holders. Please bring proof of your Company stock ownership, such as a current brokerage statement, and photo identification. Only shareholders or their valid proxy holders may attend the Annual Meeting.

Voting Information

Who Can Vote. The Company has one class of voting stock outstanding: Common Stock. If you were a record owner of Common Stock on April 8, 2025, the Record Date for voting at the Annual Meeting, you are entitled to vote at the Annual Meeting. At the close of business on April 8, 2025, there were 22,039,122 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock has one vote.

How to Vote. You can vote your shares either (1) by proxy, or (2) in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so by mail, using the internet or by telephone. Even if you plan to attend the Annual Meeting, the Board recommends that you vote by proxy.

Voting by Proxy. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number of shareholders be represented by proxy. You may vote your proxy by mail, using the internet or by telephone, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for Director; the ratification of the selection of BDO as the Company’s independent registered public accounting firm for fiscal 2025; and on an advisory basis, the approval of the fiscal 2024 compensation for the Company’s named executive officers.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

●	Vote by Mail
You can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 6, 2025.

●	Vote by Internet
You can vote your shares via the internet on the voting website, which is www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 6, 2025. Our internet voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

●	Vote by Telephone
If you reside in the United States, Canada or Puerto Rico, you can also vote your shares by telephone by calling the toll-free number provided on the voting website www.proxyvote.com and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 6, 2025. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

2025 PROXY STATEMENT	51

OTHER INFORMATION

Voting in Person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, written ballots will be available from the ushers at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Voting by proxy, whether by mail, using the internet or by telephone, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

Revocation of Proxies. You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote using the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Corporate Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Shareholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum. To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Broker Non-Votes. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal (but, are counted for purposes of determining whether a quorum for the Annual Meeting exists).

Street Name Shareholders. If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority to vote your shares for the ratification of EY, even if your broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any of the other matters to be voted on at the Annual Meeting without instructions from you, in which case a broker non-vote will occur. It is important that you instruct your broker on how to vote your shares.

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or emailing as follows: Investor Relations, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094; telephone number (201) 558-2400 ext. 14500; or email investor_relations@childrensplace.com. If you want to receive separate copies of the annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address, phone number or email address.

Shareholders of Record. If you are a registered shareholder and do not vote by internet or telephone, or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted in favor of the particular proposal by the Proxy Committee.

Confidential Voting. All proxies, ballots and vote tabulations that identify shareholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by mail, using the internet or by telephone. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if doing so is necessary to meet legal requirements.

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OTHER INFORMATION

Voting in Director Elections. Under the Company’s Charter, in an uncontested election for Directors (i.e., an election where there are the same number of nominees as seats on the Board up for election), Directors must be elected by a majority of the votes cast at the Annual Meeting. A majority of votes cast is defined to mean that the number of shares voted “for” a Director’s election exceeds 50% of the total number of votes cast “for” and “against” the election of the nominee. Accordingly, an abstention or a withholding of authority to vote for a particular Director nominee will not count for or against that nominee.

If a Director nominee who is an incumbent Director is not re-elected by a majority of the votes cast as set forth above, and no successor has been elected at the Annual Meeting, the Company’s Corporate Governance Guidelines require the Director to promptly offer to tender his or her resignation to the Board.

The CRS&G Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board will act on the tendered resignation, taking into account the Committee’s recommendation, and will publicly disclose its decision and rationale within 90 days from the date of certification of the election results. The Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant. The Director who tenders his or her resignation shall not participate in the recommendation of the Committee or the decision of the Board with respect to the acceptance or rejection of his or her resignation.

If a Director’s resignation is accepted by the Board, or if a nominee who is not an incumbent Director is not elected, then the Board in its discretion may determine either to fill such vacancy or to reduce the size of the Board.

In contested elections, where there are more nominees than seats on the Board up for election, Directors are elected by a plurality vote. This means that, to the extent of the number of then-available seats on the Board, the nominees who receive the most votes of all the votes cast for Directors will be elected.

Required Vote

Proposal 1: Election of Six Members of the Board of Directors. Each of the Director nominees who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast are votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. As more fully described in “Voting in Director Elections” above, any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The CRS&G Committee will then consider the resignation and make a recommendation to the Board. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of each of the nominees. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is entitled to vote your shares in favor of or against this proposal.

2025 PROXY STATEMENT	53

OTHER INFORMATION

Proposal 3: Approval of Amendment to Charter to eliminate the prohibition against stockholders acting by written consent without a shareholder meeting. The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve Proposal 3. This means that if you abstain from voting on this proposal, your vote will have the same effect as a vote against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 4: Approval of Amendment to Charter to provide stockholders the right to fill vacancies on the Board in any circumstance. The affirmative vote of a majority of the shares of our Common Stock entitled to vote at the Annual Meeting is required to approve Proposal 4. This means that if you abstain from voting on this proposal, your vote will have the same effect as a vote against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 5: Approval of Amendment to Charter to make certain housekeeping amendments. The affirmative vote of a majority of the shares of our Common Stock entitled to votet at the Annual Meeting is required to approve Proposal 5. This means that if you abstain from voting on this proposal, your vote will have the same effect as a vote against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 6: Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Future Shareholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the proxy statement for next year’s Annual Meeting, we must receive it no later than December 12, 2025.

Under our Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting of shareholders, the Corporate Secretary of the Company must receive your proposal not less than 90 days nor more than 120 days prior to May 7, 2026 (the anniversary date of the immediately preceding annual meeting of shareholders); provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs.

You may obtain a copy of our Bylaws from the Corporate Secretary of the Company. These requirements apply to any matter that a shareholder wishes to raise at the annual meeting of shareholders other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

54	2025 PROXY STATEMENT

OTHER INFORMATION

Nominations for Director

Nominations for Directors of the Company may be made at an annual meeting of shareholders by the Board or by any shareholder of the Company who complies with the information and timely notice requirements of the Bylaws. In addition, the CRS&G Committee will consider Director nominees recommended by shareholders in writing if such candidates meet our criteria for Board membership. The deadline for nominations for next year’s annual meeting of shareholders is the same as described above under “Future Shareholder Proposals”.

Available Information

The Company’s corporate website address is http://corporate.childrensplace.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s website are the Company’s Corporate Governance Guidelines, Code of Business Conduct, Anti-Corruption Policy, Insider Trading Policy, Clawback Policy, Equity Award Grant Policy and the charters of the Board Committees. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department.

Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the Annual Meeting other than those set forth herein, and we know of no additional matters that will be presented by others.

By order of the Board of Directors,

Jared E. Shure
Chief Administrative Officer, General Counsel and Corporate Secretary
The Children’s Place, Inc.
500 Plaza Drive
Secaucus, New Jersey 07094
April 17, 2025

2025 PROXY STATEMENT	55

THE CHILDREN’S PLACE, INC. 500 PLAZA DRIVE SECAUCUS, NEW JERSEY 07094

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V68642-P25241	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CHILDREN’S PLACE, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Turki Saleh A. AlRajhi	☐	☐	☐

	1b.	Hussan Arshad	☐	☐	☐

	1c.	Douglas Edwards	☐	☐	☐

	1d.	Muhammad Asif Seemab	☐	☐	☐

	1e.	Rhys Summerton	☐	☐	☐

	1f.	Muhammad Umair	☐	☐	☐

2.	To ratify the appointment of BDO USA LLP as the independent registered public accounting firm of The Children’s Place, Inc. for fiscal 2025.		☐	☐	☐

3.	To approve an amendment to the Company’s Charter to eliminate the prohibition against stockholders acting by written consent without a stockholder meeting.		☐	☐	☐

		For	Against	Abstain

4.	To approve an amendment to the Company’s Charter to provide stockholders the right to fill vacancies on the Board in any circumstance.	☐	☐	☐

5.	To approve an amendment to the Company’s Charter to make certain housekeeping amendments.	☐	☐	☐

6.	To approve, by non-binding vote, executive compensation as described in the proxy statement.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The proxy statement and form of proxy distributed by the Board of Directors and the Company’s Form 10-K
Annual Report for the fiscal year ended February 1, 2025 are available at www.proxyvote.com.

V68643-P25241

THE CHILDREN’S PLACE, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 7, 2025 8:30 AM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholders hereby appoint(s) Muhammad Umair and Jared Shure, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of The Children’s Place, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., on Wednesday, May 7, 2025, at 500 Plaza Drive, Secaucus, New Jersey 07094, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE